                                                                    EXHIBIT 99.2



                                                                    CONFIDENTIAL








                               OPCO ENERGY COMPANY








                                  BUSINESS PLAN
                                    MAY 2002














This business plan is confidential and, by accepting this document, you agree to hold the information contained or referred to herein in strict confidence. The information contained in this business plan has been furnished by the company and other sources believed by us to be reliable. No representation or warranty, express or implied, is made as to the accuracy or completeness of any of the information set forth herein. This business plan contains summaries of the terms of certain agreements, but reference is made to the actual agreements for the complete information contained therein. The information contained herein is as of the date hereof and is subject to change, completion or amendment without notice.


This business plan contains certain statements, estimates and projections with respect to the anticipated future performance of OpCo and its operating units. These statements, estimates and projections reflect various assumptions made by the company concerning anticipated results, which may or may not prove to be correct. All statements contained in this business plan that address operating performance, events or developments that are expected to occur in the future (including statements relating to earnings expectations, sales of assets, or statements expressing general optimism about future operating results) are forward-looking statements. Actual results could differ materially from those reflected in the forward-looking statements herein. You should carefully read the section of this business plan entitled "Risk Factors" which contains disclosures of certain factors that could cause results to differ materially from the results discussed in the forward-looking statements.


This business plan is neither an offer to sell nor a solicitation of an offer to purchase securities.

                                                                    CONFIDENTIAL

                              OPCO ENERGY COMPANY


        TRANSPORTATION                                                                          GENERATION AND
           SERVICES                                POWER DISTRIBUTION                             PRODUCTION

o   TRANSWESTERNPIPELINE                o   PORTLAND GENERAL ELECTRIC              o   4,800 MW GENERATION
    -   1.9 Bcf/d; 2,600 MILES              -   OVER 24,300 DISTRIBUTION MILES     o   GENERATION SITE BANK
o   FLORIDA GAS TRANSMISSION                -   OVER 730,000 CUSTOMERS                 -   OVER 30 DEVELOPMENT SITES
    -   1.6 Bcf/d; 4,800 MILES              -   2ND LARGEST SERVICE TERRITORY IN       -   OVER 20,000 MW POTENTIAL
o   NORTHERN BORDER PARTNERS                    PACIFIC NORTHWEST                          CAPACITY
    -   3.0 Bcf/d; 1,750 MILES          o   ELEKTRO                                o   100 mmcfe/d PRODUCTION
o   SOUTH/CENTRAL AMERICAN PIPELINES        -   OVER 52,000 DISTRIBUTION MILES     o   2 Bcf/d OF GATHERING & TRANSPORT
    -   1.5 Bcf/d; 6,400 MILES              -   OVER 1.7 MILLION CUSTOMERS         o   LNG RECEIVING & STORAGE
                                            -   8TH LARGEST ELECTRICITY            o   SYNERGIES WITH KEY REGULATED ASSETS
                                                DISTRIBUTOR IN BRAZIL


NOTE: OPERATING STATISTICS PRESENTED GROSS (100%). OPCO'S INTEREST IN THE ASSETS WILL RANGE FROM 100% TO A MINORITY INTEREST.


SECTION I - HIGHLIGHTS

o Enron proposes the formation of OpCo Energy Company to effectuate the separation of an integrated asset portfolio from the bankruptcy estate.

o OpCo will be an energy infrastructure business focused on the transportation, distribution, generation and production of natural gas and electricity.

o The existing asset base provides a mix of fee-based cash flows originating from a combination of regulated and unregulated businesses in both developed and emerging markets.

o In each of its regions served, OpCo boasts valuable assets that are critical to the energy grid.

o OpCo will have imbedded organic growth opportunities that stem from its services to some of the Americas' fastest growing energy markets.

o As a low cost, efficient operator, OpCo will have the potential to expand its asset base within its key regions and reduce its average cost per unit of throughput.

o      An experienced operating management team is in place.

o      OpCo expects to generate 2003 EBITDA of $1.3 billion.

                                                                    CONFIDENTIAL


SECTION II - BUSINESS PLAN SUMMARY

The following summary is qualified in its entirety by, and is subject to, the more detailed information and financial statements included elsewhere in this business plan. In this business plan, references to the activities or financial information of "OpCo" or the "Company" are to the combined activities and financial information of the OpCo businesses listed herein under "Snapshot - Worldwide Asset Base Statistics" after giving effect to the formation of OpCo, and assuming the transfer of Enron's and certain finance vehicles' interests in each OpCo business to OpCo without the imposition of any materially adverse conditions, liabilities or restraints. See "Combined Pro Forma Financial Information - Basis of Presentation" for a listing of financial assumptions used in the preparation of this business plan. See "Appendix C - OpCo Section 363 Transfer Plan" for a summary description of the mechanisms to be used to form OpCo.

BACKGROUND

       Background information leading to the OpCo proposal includes:

       o High quality assets provide the core of an integrated energy company

       o      Chapter 11 hampers effective operations

       o      Going concern greater than liquidation value

       o      Section 363 sale preserves operations, maximizes value


Enron Corp. ("Enron") was once one of the world's largest market makers in energy and other commodities. Enron was best known for its commodity trading business, with lesser emphasis on physical asset ownership. However, Enron historically has had a substantial and profitable asset-based business. These assets have the potential to provide the core of an integrated energy company.

The financial collapse of Enron has not changed the fundamental nature of its physical assets, which management believes are high quality, strategically located and efficiently operated gas and power assets. However, the constraints of the chapter 11 process have severely hampered the ability of operating management to compete in the marketplace. In order to avoid further deterioration in the value of these assets, the Company believes it is now necessary to consider options for separating these assets from the bankruptcy process on an expedited basis.

Taking into consideration Enron's core competencies, the market's post-petition dynamics, and the nature of the individual assets comprising the Enron Estate, Enron believes there is significantly more value in a combined company comprised of certain key assets that regionally form an integrated asset portfolio versus separate discrete asset sales. As such, Enron proposes the formation of OpCo Energy Company (hereafter, "OpCo", "OpCo Energy" or the "Company") to effectuate the separation of an integrated asset portfolio from the bankruptcy Estate. Management believes that such an approach will maximize the value of the business and will allow it to prosper as a going concern. The remaining Estate assets will continue to be liquidated in an orderly process.

                                                                    CONFIDENTIAL



The OpCo approach is based on management's belief that:

o The bankruptcy court process in which OpCo will be formed will allow for higher and better bids. OpCo itself will be the stalking horse in an auction process that ensures the market the opportunity to create the highest value for the creditors of the Estate. The market can bid for all or specified segments of OpCo in a transparent auction process. Any qualifying topping offers will be considered.

o The expected value of OpCo as a going concern significantly exceeds the expected value resulting from a liquidation of the separate assets.

o Formation of OpCo will provide support to the auction process, given an energy asset marketplace already overloaded with properties for sale.

o Formation of OpCo allows time for addressing change in control provisions, rights of first refusal, required consents and similar provisions associated with specific assets that the Company believes would erode value if the respective assets were liquidated.

o OpCo minimizes the value erosion that will occur as Enron's assets, customers, partners, employees and others are subjected to the uncertainty of bankruptcy.

o OpCo affords a convenient means to preserve the operations of the Estate's most valuable assets. OpCo has a strong operating management team in place with extensive regional and regulatory expertise that would be difficult to replicate.

OpCo's asset base, coupled with a regionally focused strategy of supplying essential energy and physical delivery services, is well timed for today's changing energy markets. As a pure-play energy infrastructure company, OpCo provides its customers with what they want most - deep regional energy expertise and infrastructure that ensures reliable physical delivery of energy commodities. For its stakeholders, OpCo offers transparent earnings, solid growth and a myriad of value creation opportunities that arise from the Company's assets, management team and the currently chaotic market conditions.

Commercial Rationale for OpCo Section 363 Sale

There are three primary paths available to the Estate with regard to the disposition of OpCo assets: reorganization, liquidation or Section 363 sale. Enron believes that, because of the issues described below and the significant investment of time required for completion, both reorganization and liquidation expose the Estate to unnecessary execution risk and result in sub optimal value realization. The following summarizes factors leading to management's recommendation of a Section 363 sale process.

Reorganization

       Reorganization via a chapter 11 plan is not the best path:

       o      Operating under chapter 11 destroys value

       o      Claims reconciliation is years away

       o      Litigation will continue

       o      Investigations are a major distraction

       o      The broader scope of bankruptcy means higher administrative costs

                                                                    CONFIDENTIAL


Reorganization is often the preferred alternative for companies facing the chapter 11 process. However, in the case of the Enron Estate, the Company believes reorganization, through a chapter 11 plan of reorganization, is not the most economically viable path for the following reasons:

o Operating under chapter 11 destroys value. Regulators are distracted, customers are concerned, joint venture partners are distressed, company personnel are dismayed, and many other stakeholders are each adversely impacted by a chapter 11 reorganization. In addition, while in chapter 11, there is no access to the capital markets. Without access to capital it is difficult to compete. The assets of OpCo cannot operate profitably in a chapter 11 environment for an extended period of time and the risk of loss of customers, employees, and in certain cases the right to operate, is high.

o Claims reconciliation is years away. Enron's business, capital structure and related financings are extremely complex. Many of the resultant financial structures are likely to be contested in the bankruptcy court. This situation, coupled with the sheer magnitude of the value of claims against the Enron Estate, and the significant number of debtors, ensures a lengthy reconciliation process.

o Litigation will continue. Litigation associated with Enron's complexity and unprecedented issues is not anticipated to be resolved in the near future. There are a substantial number of lawsuits against the Estate for a variety of different reasons; likewise, material litigation exists against others on behalf of the Estate.

o Investigations are a major distraction. Unlike a typical chapter 11 proceeding, Enron's is clouded and made more difficult and confusing by a series of investigations. The investigations by regulatory, governmental and law enforcement agencies distract management from operations and further concern partners, customers and employees of Enron's still-functioning power and gas businesses.

o The broader scope of bankruptcy means higher administrative costs. Without question, the scope of a chapter 11 reorganization results in focus that must be split between operating the business and dealing with the bankruptcy case simultaneously. This combined approach will come with significantly higher administrative costs than is expected from separating the two activities.

Given these factors, among others, Enron believes the probability of successful emergence from a reorganization is limited.

Liquidation

       A piecemeal liquidation has several problems:

       o      Sends a "must sell" signal to the marketplace

       o      Uncertain general economic conditions

       o      Poor energy industry conditions

       o      Poor emerging market conditions

       o      Tenuous contractual provisions

       o      Expected result is lower value

                                                                    CONFIDENTIAL


Likewise, Enron does not believe that liquidation of the individual OpCo assets will necessarily maximize the value of the Enron Estate. Many of the factors impacting Enron's viewpoint are macroeconomic, including:

o Liquidation reduces leverage in the market place. By liquidating all of Enron's assets, a "must sell" signal is sent to the market. The result is reduced selling prices and lower recoveries for the creditors. This is further exacerbated by the fact that many of the assets cannot be operated in a chapter 11 environment for an extended period of time.

o Uncertain general economic conditions. At present, worldwide economic and political uncertainty has limited the availability and/or raised the cost of capital for M&A activities.

o Poor energy industry conditions. Similar to the general economy, the energy industry has been hit by the recession, and even harder than most other industries. Volatile commodity prices coupled with financial difficulties by participants in the sector have severely reduced capital available for acquisitions. Furthermore, required liquidity and credit standings have increased for many of the logical buyers of individual OpCo assets, putting pressure on their balance sheets and causing the sale of assets to improve liquidity and financial position. This serves to create a buyers' market with lower sale prices and reduced recovery for Enron creditors.

o Poor emerging market conditions. A significant portion of the OpCo asset base is located in foreign jurisdictions, including South and Central America. The difficulty of liquidating these assets at acceptable prices is further exacerbated by a recent withdrawal of capital from emerging international markets. Furthermore, regulatory permits and concessions may be revoked if the financial condition of these assets deteriorate.

o Tenuous contractual provisions. A bidder other than OpCo may, in the case of many of the OpCo assets, trigger "change in control" provisions that may significantly diminish the value of the underlying assets. Furthermore, "rights of first refusal" provisions on other assets may limit the number of potential non-OpCo bidders. Additionally, almost any significant sale will require numerous regulatory and third party consents that will take considerable time. Enron believes the structure of the Section 363 sale to OpCo as currently contemplated would in most instances avoid the requirement of, or increase the time available to negotiate, these provisions and consents.

o Whole is greater than the sum of the parts. Management believes that the value of OpCo as a going concern exceeds the sum of the potential values for discrete OpCo asset sales.

                                                                    CONFIDENTIAL

Section 363 Sale

         WHY DOES AN OPCO SECTION 363 SALE MAKE SENSE?
         ---------------------------------------------------------------------------------------
          SECTION 363 SALE PROCESS MITIGATES RISK               OPCO MAXIMIZES VALUE
         ------------------------------------------- -------------------------------------------
         o        Fully Transparent Process via      o        Significantly More Value
                  Section 363 Sale                            Combined vs. Separate ("Going
         o        Keeps All Sale Options Open                 Concern Value")
         o        Allows Flexibility for             o        Provides for Value Recovery
                  Acceptance of Higher and Better             Opportunity as Market Strengthens
                  Offers                             o        Avoids Change in Control
         o        May Accelerate Time to Value                Provisions
                  Realization                        o        Avoids "Fire Sale" Perception by
         o        Lowers Cost of Chapter 11                   the Market ("Hold" scenario is
                  Administration                              Acceptable)
                                                     o        Minimizes Bankruptcy Related
                                                              Value Erosion
                                                     o        Capitalizes on Core Competencies
                                                     o        Governance Remains in Control of
                                                              Creditors' Committee
         ------------------------------------------- -------------------------------------------

As shown above, an OpCo Section 363 sale on the other hand, accomplishes two objectives for the Estate - it mitigates risk and maximizes value.

While the Company believes there will be considerable interest in OpCo or its individual assets by unaffiliated third parties through the market-driven
Section 363 bidding process, it is possible that the bids received may not necessarily maximize value to, or be in the best interest of the Estate. Conforming bids might be received that are substantially below the Estate's view of market value or numerous, non-conforming market-based bids may be received for only portions of the OpCo asset base that, upon consideration of the discrete valuations of remaining assets, are detrimental to the going concern value of OpCo as an integrated, regionally focused energy company.

The Company believes that regardless of the outcome of the Section 363 bidding process, value to the Estate is maximized through the prompt separation of OpCo or its businesses from the Estate's chapter 11 burdens. The Company believes the OpCo value proposition is compelling and that any lengthy delay in separation will significantly deteriorate the going concern value of these assets. The table below summarizes some of Enron's considerations supporting its commercial rationale for the formation of OpCo.

                                                                    CONFIDENTIAL


                      TURNING CHALLENGES INTO OPPORTUNITIES

COMMERCIAL CHALLENGES IN CHAPTER 11             VALUE OPPORTUNITIES CREATED WITH OPCO
----------------------------------------        ------------------------------------------
"TAINT" OF BANKRUPTCY TARNISHES                 Ability to establish a solid reputation
REPUTATION                                      as a "first class" energy company;
                                                customer confidence in doing business
                                                with OpCo will be revived and enhanced.
----------------------------------------        ------------------------------------------
CUSTOMERS ARE OFTEN NOT WILLING TO ENTER        Customers will be more apt to enter into
INTO NEW LONG-TERM CONTRACTS WITH THE           long-term contracts with OpCo's strong
COMPANY                                         pro forma capitalization and anticipated
                                                investment grade rating. In fact, OpCo's
                                                capitalization will likely be a
                                                competitive advantage over its less
                                                financially sound peers.
----------------------------------------        ------------------------------------------
VALUE OPPORTUNITIES ARE MISSED                  OpCo will have the ability to move
                                                quickly on market opportunities that
                                                develop for its products, services and
                                                assets.
----------------------------------------        ------------------------------------------
MANAGEMENT FOCUS IS DIFFUSED                    The management team will be able to
                                                focus on executing and delivering on the
                                                OpCo business plan rather than devoting
                                                significant attention to chapter 11
                                                issues.
----------------------------------------        ------------------------------------------
CLAIMS WITHOUT MERIT ARE ASSERTED BY            OpCo will likely experience fewer
OTHERS                                          instances of third parties making
                                                unsubstantiated claims against OpCo
                                                companies once it is able to operate
                                                separately from the Estate.
----------------------------------------        ------------------------------------------
UNCERTAIN FUTURE OF ESTATE COMPANIES            OpCo can maximize the value of its
SLOWS PERMITTING ACTIVITIES WITH VARIOUS        various development opportunities
AGENCIES AS WELL AS OPCO'S DEVELOPMENT          (development sites, for example) by
EFFORTS                                         timely leveraging its market knowledge
                                                and presence in its regional markets.
----------------------------------------        ------------------------------------------
DELAYED SPEED OF EXECUTION                      OpCo can act quickly to capture
                                                opportunities in rapidly changing energy
                                                markets rather than allowing value "slip
                                                away" with inability to execute value
                                                enhancing transactions.
----------------------------------------        ------------------------------------------
RETAINING AND ATTRACTING KEY PERSONNEL          OpCo will be able to retain and attract
IS DIFFICULT                                    key personnel more cost effectively as
                                                an operating company with a clear vision
                                                and strategy. Furthermore, OpCo
                                                maximizes its value by leveraging a
                                                knowledgeable workforce intimately
                                                familiar with its industries, regions
                                                and assets.
----------------------------------------        ------------------------------------------
ABILITY TO ENTER INTO STRATEGIC                 OpCo will be able to share commercial
ALLIANCES AND JOINT VENTURES WITH               risk with joint venture and alliance
PARTNERS IS PROBLEMATIC                         partners and employ less capital in the
                                                process.
----------------------------------------        ------------------------------------------
REGULATORY ENVIRONMENT IS DIFFICULT AND         OpCo can overcome regulators' tendencies
CAN BE HOSTILE AT TIMES                         to become distracted with Enron
                                                bankruptcy matters, and thus deal more
                                                expeditiously with important Company
                                                regulatory issues.
----------------------------------------        ------------------------------------------


INDUSTRY CONDITIONS

The economic slowdown, volatile commodity prices and the Enron bankruptcy have created a difficult environment for the gas and power industry. Enron's collapse resulted in energy traders and energy merchants coming under significant pressure from both the debt and capital markets. Credit rating agencies and market stakeholders have lost considerable confidence in the business models of certain energy traders and merchants as evidenced by rating downgrades and massive share price declines. As a result, Enron believes that energy traders and merchants of the future will require stronger credit ratings than in the recent past. In Washington, there is an effort to regulate this business that may lead to this sector being dominated by financial institutions with high credit ratings. In summary, the rules are changing, but industry actions have been primarily reactionary to date. With its asset-backed business model, regional focus and an anticipated investment-grade rating, OpCo should be well positioned to navigate the challenges of the changing energy industry.

                                                                    CONFIDENTIAL


North America

       North American energy companies face near-term constraints; long-term outlook is favorable:

       o      Energy consumption expected to grow at 1.4% per annum

       o      Energy prices fell dramatically in 2001, but recently rebounded

       o      Post-Enron distress resulting in tight capital markets

       o      Companies focused on strengthening balance sheets

       o Constrained capital markets and asset overhang create a buyers' market


According to the Energy Information Administration ("EIA"), total energy consumption in the United States is projected to increase at an average annual compounded rate of 1.4 percent from 2000 to 2020. During this same period, the U.S. gross domestic product ("GDP") is projected to grow at an average annual compounded rate of 3.0 percent.

For the same period, residential energy consumption is projected by the EIA to grow at an average compounded rate of 1.0 percent per year, with the most rapid growth driven by computers, electronic equipment, and appliances. Commercial energy demand is projected to grow at an average annual compounded rate of 1.7 percent and includes non-manufacturing business establishments such as hotels, motels, restaurants, retail stores, health, social, educational institutions and wholesale businesses. Industrial energy demand is projected to increase at an average rate of 1.1 percent per year and includes sectors such as manufacturing, construction, mining, agriculture, fishing and forestry establishments. Overall, energy use per person generally declined from 1970 through the mid-1980s; however, for the period from 2000 to 2020, the EIA forecasts continued slight increases in energy use per capita through 2020 with efficiency gains only partially offsetting higher demand for energy services.

In 2001, economic growth fell dramatically. After annual GDP increases of 4.1% in 1999 and 2000, in 2001 GDP increased only 1.7%. Also, in the third quarter of 2001, GDP decreased 1.3%, creating the first recessionary environment in the U.S. since 1991 (U.S. Department of Commerce, Bureau of Economic Analysis, March 28, 2002). This decline in growth led to a decreased demand for natural gas and power. The GDP decline in combination with a 4% decline in industrial consumption and a 13.2% decline in gas consumption by electric generation caused a decrease in U.S. natural gas consumption of approximately 4.8%. The economic environment also affected the power industry, which experienced a 6% drop in net generation of electricity (Electric Power Monthly, EIA, February 2002).

Gas and power prices have fallen dramatically since the beginning of 2001. Natural gas prices fell over 65% from the first quarter of 2001 to the first quarter of 2002 (CSFB, March 2002). Declines were caused by concerns over lower demand in a recessionary environment and mild winter weather in the fourth quarter of 2001. Following the California power crisis in January of 2001, western power prices fell 89%. However, all power markets experienced price decreases including the Northeast Region wholesale markets, with New England and PJM (Pennsylvania, New Jersey, Maryland) power prices down 60% and 87%, respectively. Lower commodity prices, mitigated by very recent commodity price increases, have had a negative impact on the earnings and cash flow of many companies.

                                                                    CONFIDENTIAL


Credit spreads widened materially in the aftermath of September 11 and have generally maintained a negative trend as fixed income markets demonstrate concern over the gas and power sector's financial position. Since the collapse of Enron, there has been a retrenchment in the gas and power business as the capital markets have put increased focus on 1) reliance on risk management/trading activities and/or marked-to-market activities in the overall mix of income for a company, and 2) balance sheet exposure to additional off-balance sheet obligations and/or leverage. The result has been a compression of earnings and cash flow multiples that are in some instances at or below historic growth rates, and merchant businesses that, while significant in some cases, are not reflected in current market valuations. Equity valuations since the beginning of 2001 have generally declined by 33%, with a 45% decline from 2001's the second quarter peak.

The industry's response has been to focus efforts on balance sheet restructurings, including proposed asset sales, reduced capital expenditure plans and debt and equity issuances designed to boost liquidity. The chart below shows announced changes since the beginning of 2001 for a select group of companies.


                     FINANCIAL METRICS FOR SELECT COMPANIES

                   ASSET       CAPEX           DEBT      EQUITY
                   SALES(10) REDUCTION(7)  OFFERINGS(1) OFFERINGS(2)  MOODY'S   RATING(3)   S&P(4)       OUTLOOK(9)      DEBT/CAP(5)
COMPANY           (BILLIONS) (BILLIONS)     (MILLIONS)  (MILLIONS)    1/1/01    3/31/02    3/31/02    MOODY'S      S&P     12/31/01
-------           ---------- ------------  ------------ ------------ --------   ---------  --------   --------   ------- -----------

NRG Energy         $   1.90   $    1.1       $  1,478    $    432      Baa3     Baa3(-)    BBB-(+)      N/A        N/A       80%
Duke Energy              --   $   (1.1)(8)   $  2,725    $    975       A1         A1         A+       Stable     Stable     52%
Dynegy             $.15-$.30  $    0.5       $     --    $    519      Baa3       Ba1      BBB+(-)      Neg        N/A       49%
El Paso            $   2.25   $    1.7       $  4,067    $    765      Baa2       Baa2       BBB+      Stable     Stable     65%
Williams           $   1.93   $    0.4       $  4,880    $  1,192      Baa2       Baa2     BBB+(-)      Neg        N/A       66%
CMS                $    1.0   $    1.0       $    619    $    298     Ba3(-)      Ba3         BB        Pos        Pos       81%
Kinder Morgan            --         --       $    200    $     --      Baa2       Baa2       BBB       Stable     Stable     57%
Mirant             $   0.70   $    1.5       $  1,500    $    822      Baa2      Ba1(-)      BBB-       N/A       Stable     61%
Calpine            $   0.45   $    2.0       $  4,400    $     --      Ba1       Ba1(-)       BB        Neg       Stable     81%
Reliant                  --   $    0.9       $     --    $     --    Baa1(-)      Baa1       BBB+       N/A       Stable     59%(6)
AES Corp.          $1.0-$1.5  $    0.5       $  1,485    $     --      Ba1       Ba1(-)     BB(-)       N/A        N/A       80%
National Fuel Gas        --         --       $    150    $     --       A2         A3         A-       Stable      Neg       62%
Questar                  --         --       $     --    $     --      N/A        N/A         A         Neg        N/A       59%


(1) Reflects gross proceeds and includes only corporate level debt, not subsidiary or project related debt for offerings from 1/1/01 - 3/31/02.

(2)  Reflects gross proceeds from public offerings from 1/1/01 - 3/31/02.

(3) Senior unsecured debt rating; includes ratings watch positive (+) and negative (-).

(4) Long-term local issuer credit rating; includes ratings watch positive (+) and negative (-).

(5)  Book value.

(6) Used 9/30/01 data as a proxy for year-end balances for Debt/Cap because no 12/31/01 information was available as of the date of this analysis.

(7)  Planned reductions in 2002 vs. 2001.

(8)  Represents a planned increase in CapEx spending for 2002 vs. 2001.

(9)  As of 4/17/02

(10) Announced Sales are in varying stages of execution.


Based on information compiled by Batchelder & Partners, Inc. ("B&P") from publicly available data, it is estimated that over $12 billion of energy infrastructure assets are currently in the sales process (see Appendix D). Although the data is limited, the large supply of announced asset sales and lack of stated strategic buyers appear to be impacting prices based on multiples paid in recent transactions. The mean multiple paid has decreased by approximately 13% and the median multiple paid has decreased by approximately 7% when comparing post-second quarter 2001 announced transactions to previously announced transactions.

Valuations and transaction multiples are expected to be under increased pressure in the near term as many companies in the industry are forced to sell assets into the currently depressed markets in attempts to improve their balance sheets and restore financial market confidence. B&P expects the financial constraints experienced by strategic acquirers to result in many transactions driven by more conservative valuations from opportunistic financial buyers.

                                                                    CONFIDENTIAL


While B&P believes that strategic acquirers will continue to vie for coveted assets, these purchasers can be expected to be protective of their financial position, more conservative in their valuations and keenly focused on opportunities to reduce the purchase price, especially in light of complexities or uncertainties such as those relating to certain assets in the Enron Estate.

South and Central America

       High growth South and Central American markets require investor vigilance:

       o      South and Central America expect strong energy consumption growth

       o      Foreign investment is critical to future growth

       o Recent events expected to impact future South and Central American investments

According to the EIA, high rates of economic growth in Latin America are expected to improve standards of living and increase the demand for energy by residential, business and industry users. Between 1999 and 2020, consumption is expected to increase 215%, or 3.9% per year, from 13.7 to 43.1 quadrillion Btu per year. South America is forecasted to be one of the regions in which gas use is expected to grow significantly, rising 5.2% annually as compared to 2.4% within industrialized countries.

The growth in South America is largely a result of an increased demand for natural gas to fuel more efficient, environmentally friendlier turbines, which is replacing fuel oil and hydro as the choice fuel source for new power generation. Markets are being further opened through the continued privatization of state owned entities and the introduction of new competition in the retail distribution sector. The gas demand in the "Southern Cone", which includes Brazil, Bolivia, Argentina and Chile, is expected to rise from its current level of 5 Bcfd to 9 Bcfd by the year 2010, translating to an annual growth rate of 6.5%. Excess gas produced in Argentina will compensate for shortfalls in neighboring Southern Cone countries.

During the 1990s, Latin America's energy sector attracted nearly $80 billion in foreign direct investment ("FDI"), of which 71% was equity. However, macroeconomic factors have greatly affected the flow of FDI. The Brazilian Real experienced major deterioration in 2001, losing over 18% of its value relative to the U.S. dollar. In addition, the currency has experienced significant volatility in 2002. Brazil's long-term foreign currency is rated B1 by Moody's and BB- by S&P and Fitch IBCA. In response, the Brazilian Central Bank has increased reserve requirements in order to avert further currency depreciation, but this will restrict credit availability. These factors, among others, increase investor risk and, as a result, Brazilian FDI decreased from $33.4 billion in 2000 to an estimated $10.6 billion in 2001.

FDI has been and continues to be an important factor in electricity reform, and money flowing into developing nations has allowed these countries to construct vital infrastructure assets and deliver electricity to people in outlying regions. Prior to the last decade's upturn in FDI, the construction and maintenance of such infrastructure was nearly impossible.

                                                                    CONFIDENTIAL

The economic outlook for the Central American region is generally positive given recent political stability in most areas and increased intra-regional economic integration. Major problems in the region include heavy reliance on multi-lateral aid, financial sector problems and poor infrastructure. To fight the poor infrastructure, there are several energy infrastructure improvements anticipated. Six Central American nations are in the process of completing a Central American power grid. Although the regulatory system is fully in place, connecting the countries' individual grids could alleviate periodic power shortages, reduce operating costs, create a competitive market in the region and attract foreign investment.

In 1999, Central American countries collectively consumed 0.70 quadrillion Btus of energy. The region only produced 0.20 quadrillion Btus and was therefore a net importer of energy, mainly from Venezuela and Mexico. As a result, Guatemala and Mexico have recently agreed to build a natural gas pipeline into Central America, supplying future thermal power plants with an estimated 40 MMcfd. Furthermore, Colombia natural gas producers have proposed building a pipeline into Central America to support additional thermal plants. Exports would start at 40 MMcfd and could grow with demand.

See Appendix D for additional industry overview information.

COMPANY OVERVIEW

The OpCo businesses comprise a focused energy infrastructure company, providing low cost gas and power, transmission, distribution and related services in a safe, reliable manner to millions of customers in the Americas. Focusing on its core skill sets of developing, owning and operating energy infrastructure assets, the management of OpCo intends to retain its position as a low cost, efficient operator in the markets in which it serves, and use this position to compete effectively.

The OpCo businesses provide critical infrastructure to growth markets through gas supply, transmission and storage, power generation and distribution activities. In North America, the Company will focus on growth opportunities in the Gulf Coast and West Coast regions of the United States. In Central and South America, the Company will focus on further developing its strategically located assets that support the needs of growing regional energy markets. The Company will be active in both the regulated and non-regulated areas of the gas and power markets and management believes that both of these areas will provide stable cash flows as well as growth opportunities.

The Company will operate through the following three business segments - Transportation Services, Power Distribution, and Generation and Production.

Transportation Services

       Transportation Services has premier pipeline assets:

       o      15,000 miles of pipeline assets with 8.0 bcf/day total capacity

       o      Major markets include Florida, California and Brazil

       o      Efficient operations and stable cash flow

       o      2003 projected EBITDA of $260 million (19% of total OpCo)

                                                                    CONFIDENTIAL


Transportation Services provides services to its customers through a variety of pipeline assets. These pipelines have a daily throughput capacity of approximately 8.0 bcf/day and span a total of more than 15,000 miles. Generally, the Transportation Services assets are either subject to firm contracts for their capacity (long-term transportation contracts that provide a fixed customer fee regardless of the level of actual throughput) or regulated by their region's government and, therefore, provide a stable, predictable stream of cash flows. Additionally, the markets served include the U.S. Midwest and some of the fastest growing natural gas consumption markets in the Western Hemisphere:
Florida, California and Brazil. By utilizing and building on its existing infrastructure in these markets, Transportation Services will strive to capture additional throughput volumes and, therefore, additional cash flows as gas consumption in these markets increases. In times of reduced demand, the contracted capacity and regulated rate base provide support for this segment's financial performance.

Transportation Services operates on a relatively simple premise: capitalize on the fact that it is generally more cost efficient to expand existing pipelines than build new ones, and act as a springboard for high margin, complementary businesses such as gathering, storage and other gas supply services. Management believes the Company's assets will maintain a favorable competitive position because they will continue to be low cost providers of transportation services given the existing asset base. The construction of new pipeline assets has many hurdles, including raising capital, environmental opposition, permitting, and pre-contracting customers. This market dynamic provides Transportation Services with a significant cost advantage over potential new competitors. Transportation Services is projected to provide $260 million, or 19% of total Company EBITDA (earnings before interest, taxes, depreciation and amortization) in 2003.

Power Distribution

       Power Distribution offers stability and growth:

       o Provide retail electricity to 2.5 million customers in Oregon and Brazil

       o 75,000 miles of distribution assets and 1,900 megawatts of generation

       o      Predictable cash flow with opportunities for growth

       o      2003 projected EBITDA of $655 million (49% of total OpCo)


Power Distribution provides retail electricity delivery to over 2.5 million customers in Portland, Oregon and the state of Sao Paulo, Brazil. Through its Portland General Electric and Elektro subsidiaries, Power Distribution operates approximately 75,000 miles of distribution assets, 2,100 miles of transmission lines as well as over 1,900 megawatts of generation. Power Distribution is a franchise business that inherently limits downside risks and also provides a stable, predictable cash flow stream with moderate growth. Both Portland and Sao Paulo electricity demands are projected to grow in excess of each of their respective country's national average, producing organic growth opportunities for this business unit. As part of an integrated company with extensive generating, gas supply and marketing activities in the regions in which it operates, management believes that OpCo's Power Distribution business enhances opportunities for other assets in the OpCo portfolio. Additionally, OpCo should be able to expand horizontally within the franchise territories (e.g., gas distribution), and significant cost savings should be able to be achieved, providing additional return opportunities.

Power Distribution provides opportunities for growth in each of its markets. The Pacific Northwest's electricity demand is expected to grow at approximately a 2% compound rate over the next five years. Management believes the Company's franchise position in this market ensures that the majority of the benefit of this growth will be realized by the Company.

                                                                    CONFIDENTIAL


Additionally, the potential for add-on acquisitions of other energy utility operations in this market could offer growth opportunities with significant cost savings within one combined franchise. In Brazil, electricity consumption is projected to grow at approximately a 4.5% compound rate over the next five years. This market offers opportunities for growth as the franchise to provide electric power has been segregated into multiple areas. Therefore, not only is straight consumption growth expected to be realized by the Company, but additional opportunities may create value through unregulated services to neighboring areas currently supplied by major LDC's. Power Distribution is expected to provide $655 million, or 49% of total Company EBITDA in 2003.

Generation and Production

       Generation and Production uses its energy infrastructure assets to create regional growth opportunities:

       o      4,800 MW of independent power generating capacity

       o      Gathering systems with 2.0 bcf throughput

       o      100 mcfe oil and gas production

       o      Significant growth opportunities through non-regulated assets

       o      2003 projected EBITDA of $434 million (32% of total OpCo)


Generation and Production provides power generation, gas production and related services to its customers. With equity ownership in over 4,800 MW of independent power generating capacity, 2.0 bcf/day throughput of gathering and 100 mmcfe/day of oil and gas production, Generation and Production is a mid-size energy provider in each of its core North, South and Central American markets. Additionally, the asset base of this segment highly complements the regulated asset base in the Company's other two segments by providing an additional range of service opportunities to its customers. Due to the fact that this segment is not regulated, Generation and Production provides additional cash flow growth opportunities by utilizing its asset-base in a flexible opportunistic manner.

Generation and Production is a business that focuses on niche market opportunities, particularly in power generation. By contracting the majority of a power generation facility's output on a long-term basis to cover the fixed cost of operations, the Company expects to be able to maximize its cash flows by diverting excess generation to the highest priced market. In Central America, Generation and Production provides approximately 10% of the market's total installed capacity. Additionally, Generation and Production provides upstream Gulf of Mexico gas production that feeds the segment's gathering assets and, in turn, OpCo's long haul transportation assets operated by Transportation Services. The Generation and Production segment allows the Company to capitalize on market opportunities as they arise without the constraints of a fixed regulatory environment. Generation and Production is expected to provide $434 million, or 32% of total Company EBITDA in 2003.

                                 v      v      v

Management believes that the Company's efficient operations, existing infrastructure platform and energy industry know-how provide the necessary components to build significant value around its regionally focused opportunities in growing markets throughout the Americas. The map on the following page provides a snapshot of the Company's worldwide asset base.

                                                                    CONFIDENTIAL


                         SNAPSHOT - WORLDWIDE ASSET BASE

        [PARTIAL WORLD MAP INDICATING PHYSICAL LOCATION OF OPCO ASSETS]

- Gas Pipelines

- LPG Assets

- Power Plants

- Electricity Distribution

- Power Development Projects

- Upstream Properties

- LNG Assets

- Wind Farms

- Other Assets

                                                                    CONFIDENTIAL



SNAPSHOT - WORLDWIDE ASSET BASE STATISTICS

                                                                                -SIZE(1)      GEOGRAPHIC(2)        - OPCO3
            SEGMENT/ASSET                     ASSET DESCRIPTION     CAPACITY(1)  METRICS        LOCATION          OWNERSHIP
----------------------------------------    ----------------------  ----------- ---------     -------------       ---------

Transportation Services

TRANSWESTERN PIPELINE COMPANY              INTERSTATE PIPELINE      1.9 BCF/D   2,600 MILES   NA - WESTERN           100%
FLORIDA GAS TRANSMISSION ("FGT")           INTERSTATE PIPELINE      1.6 BCF/D   4,800 MILES   NA - GULF COAST        50%(4)
NORTHERN BORDER PARTNERS, L.P.
  o NORTHERN BORDER PIPELINE               INTERSTATE PIPELINE      2.4 BCF/D   1,400 MILES   NA - NORTHERN          9%5
  o MIDWESTERN GAS TRANSMISSION            INTERSTATE PIPELINE      0.6 BCF/D     350 MILES   NA - MIDWEST           -
  o VARIOUS MIDSTREAM ASSETS               GATHERING & PROCESSING   --            -           NA - ROCKIES           -
BOLIVIA-TO-BRAZIL PIPELINE ("BBPL")        PIPELINES                0.575 BCF/D 2,000 MILES   LA - VARIOUS           -
  o GAS TRANSBOLIVIANO S.A. ("GTB")        PIPELINE                 -             -           LA - BOLIVIA           30%
  o TRANSPORTADORA BRASILEIRA GASODUTO     PIPELINE                 -             -           LA - BRAZIL            7%
BOLIVIA-
BRAZIL S.A. ("TBG")
TRANSREDES S.A.                            GAS & LIQUIDS PIPELINE   0.575 BCF/D 3,600 MILES   LA - BOLIVIA           25%
CENTRAGAS                                  GAS TRANSMISSION         0.2 BCF/D     460 MILES   LA - COLOMBIA          50%
CUIABA PIPELINE PROJECT                    GAS PIPELINE             0.1 BCF/D     400 MILES   LA - BOLIVIA/ BRAZIL   -
  o GASORIENTE BOLIVIANO LTDA. ("GASBOL")  PIPELINE                 -             -           LA - BOLIVIA           50%
  o GASOCIDENTE DO MATO GROSSO LTDA.       PIPELINE                 -             -           LA - BRAZIL            56%
("GASMAT") ACCROVEN                        LPG FACILITY             -             -           LA - VENEZUELA         49%
  o NATURAL GAS LIQUIDS ("NGL") EXTRACTION NGL EXTRACTION PLANT     0.4 BSCF/D    -           LA - VENEZUELA         -
  o NGL FRACTATION                         NGL FRACTATION PLANT     35,000 BBLS/D -           LA - VENEZUELA         -
  o NGL STORAGE & REFRIGERATION            NGL REFRIGERATION/       510,000 BBLS  -           LA - VENEZUELA         -
                                           STORAGE
VENGAS                                     LPG DISTRIBUTION         -             -           LA - VENEZUELA         97%

Power Distribution

PORTLAND GENERAL ELECTRIC                  ELECTRIC UTILITY         -             -           NA - WESTERN           100%
  o ELECTRICITY DISTRIBUTION               DISTRIBUTION ASSETS      -          24,576 MILES   NA - WESTERN           -
  o ELECTRICITY TRANSMISSION               TRANSMISSION LINES       -           1,509 MILES   NA - WESTERN           -
  o ELECTRICITY GENERATION                 POWER PLANTS             1,900 MW      -           NA - WESTERN           -
  o ELEKTRO                                ELECTRIC UTILITY         -             -           LA - BRAZIL            76%
  o ELECTRICITY DISTRIBUTION               DISTRIBUTION ASSETS      -          52,000 MILES   LA - BRAZIL            -
  o ELECTRICITY TRANSMISSION               TRANSMISSION LINES       -             836 MILES   LA - BRAZIL            -

Generation and Production

BAHIA LAS MINAS                            POWER GENERATION         335 MW        -           LA - PANAMA            51%
EMPRESA ENERGETICA DE CORINTO              POWER GENERATION         71 MW         -           LA - NICARAGUA         35%
PUERTO QUETZAL POWER                       POWER GENERATION         234 MW        -           LA - GUATEMALA         38%
SMITH ENRON COGENERATION LP                POWER GENERATION         185 MW        -           LA - DOMINICAN         85%
EMPRESA PRODUTORA DE ENERGIA LTD. ("CUIABA POWER                    480 MW/       -           LA - BRAZIL            72%
EPE")                                      GENERATION/DEVELOPMENT                                  REPUBLIC
                                                                    960 MW
ELETROBOLT PROJECT                         POWER GENERATION         379 MW        -           LA - BRAZIL            100%
RIOGEN PROJECT (PLANT UNDER DEVELOPMENT)   GENERATION DEVELOPMENT   992 MW        -           LA - BRAZIL            100%
                                                                    POTENTIAL
ECOELECTRICA                               POWER GENERATION         542 MW        -           NA - PUERTO RICO       48%
TRAKYA                                     POWER GENERATION         478 MW        -           TURKEY                 28%
EASTERN & WESTERN US POWER PLANT           GENERATION DEVELOPMENT   18,600 MW     30 SITES    NA - 15 US STATES &    100%
DEVELOPMENT                                                                                   CANADA
                                                                    POTENTIAL
SITHE                                      CONTRACTED POWER         1,042 MW      -           NA - EASTERN           40%(6)
EAST COAST POWER SWAP, CONTINGENT PAYMENT  CONTRACTED POWER         953 MW        -           NA - EASTERN           100%
& DEBT WIND                                CONTRACTED POWER         174 MW        -           NA - WESTERN           42%
MARINER ENERGY, LLC                        EXPLORATION & PRODUCTION -             -           NA - GULF COAST        96%
  o ANNUAL PRODUCTION                      HYDROCARBON PRODUCTION   -             36.7 BCFE   NA - GULF COAST        -
  o PROVED DEVELOPED RESERVES              HYDROCARBON EXPLORATION  -             72.2 BCFE   NA - GULF COAST        -
  o PROVED RESERVES                        HYDROCARBON EXPLORATION  -             237.1 BCFE  NA - GULF COAST        -
OTHER E&P ASSETS                           EXPLORATION & PRODUCTION -             110.3 BCFE  NA - GULF COAST        VARIOUS
BRIDGELINE                                 INTRASTATE PIPE & 2.0 BCF/D          1,000 MILES   NA - GULF COAST        50% GP;
                                           STORAGE                                                                   40% LP
TRANSBORDER GAS SERVICES LTD. ("TBS")      GAS SUPPLIER TO CUIABA   -             -           LA - BRAZIL            73%
                                           EPE
SOUTHERN CONE GAS LTD. ("SCG")             GAS SUPPLIER TO TBS      -             -           LA - BRAZIL            100%
MEGS                                       INTRASTATE PIPE &        40 MMCF/D      29 MILES   NA - GULF COAST        100%
                                           STORAGE
TRANSPORTATION AGREEMENTS W/ BRIDGELINE    GAS SUPPLY & MARKETING   150 MMCF/D    -           NA - GULF COAST        100%
STORAGE AGREEMENTS W/ BRIDGELINE           GAS SUPPLY & MARKETING   2.5 BCF       -           NA - GULF COAST        100%
CITRUS TRADING                             GAS SUPPLY & MARKETING   -             -           NA - GULF COAST        50%
HOUSTON PIPELINE COMPANY LEASE             GAS SUPPLY & MARKETING   -             800 MILES   NA - GULF COAST        (LEASE)
BAHAMAS TO FLORIDA TERMINAL & PIPELINE     LIQUEFIED NATURAL GAS    832 MMCF/D    -           NA - EASTERN           100% (NOT
                                                                                                                     YET BUILT)
TANKER CHARTER - "HOEGH GALLEON"           LIQUEFIED NATURAL GAS    87,608 CM     -           WORLDWIDE              (LEASE)
ELBA ISLAND - VAPORIZATION CAPACITY        LIQUEFIED NATURAL GAS    58 BCF/YEAR   -           NA - EASTERN           (CONTRACT
                                                                                                                     RIGHTS)
PUERTO RICO - MARKETING                    LIQUEFIED NATURAL GAS    210 MMCF/D    -           NA - PUERTO RICO       (CONTRACT
                                                                                                                     RIGHTS)
COMPRESSION SERVICES                       OTHER                    -             -           NA                     100%
HANOVER MEASUREMENT SERVICES               OTHER                    -             -           NA                     47.5%
STADACONA                                  OTHER                    410,000 METRIC-           NA - EASTERN           100%
                                                                    TONS

(1) Statistics are presented gross (100%). OpCo ownership percentage for each asset is separately disclosed above.

(2) For Geographic Location Statistics, "NA" and "LA" refer to North America and Latin America, respectively. Additionally, statistics also include primary region served by the respective asset.

(3) Certain interests are currently held by or though one or more financing structures formed by Enron or its affiliates. Transfer of such interests to OpCo may be subject to various rights in favor of the investors in the relevant financing structure. See "Combined Pro Forma Financial Information - Basis of Presentation". The ability to transfer interests to OpCo may also be subject to resolution of certain project-level indebtedness.

(4)    Held through Citrus Corp. ("Citrus"), the holding company for FGT.

(5) Includes Enron's 7.7% LP interest in the common units and its 1.7% GP interest in Northern Border Partners, L.P. Northern Border Partners, L.P. holds a 70% interest in the Northern Border Pipeline and a 100% interest in its other assets.

(6) In addition to the 40% equity ownership, OpCo will hold an approximately $420 million face value subordinated note that has a 35-year term and pays 7% quarterly interest.

                                                                    CONFIDENTIAL


STRATEGY

       OpCo's strategy is to:

       o Profitably operate stable, fee-based assets that are critical to the energy markets they serve

       o      Build on its asset base to expand and develop earnings streams

       o Utilize its "best in class" pipeline and power plant operating expertise

       o Minimize operating costs while maintaining its strong safety record

       o      Increase asset utilization within current markets

       o      Minimize and mitigate commodity and currency exposure

       o      Employ disciplined capital allocation with accounting transparency

       o Pursue high-value, strategic reinvestments and "bolt-on" acquisition opportunities

The Company's strategy is to combine its low cost leadership position in gas and power assets and its comprehensive market knowledge and industry expertise to create a leading, regionally integrated energy company. The Company will take a "deep", regional approach to its business rather than act as an energy merchant delivering to a "broad" market. The foundation of the Company's regional approach will be a strong, stable, regulated asset "anchor" in each regional focus area. The Company's specific strategy with respect to each of its business units is described below.

Transportation Services

       Transportation Services expects to continue its business formula:

       o      Cost effective and efficient operations

       o      Stable cash generation platform with expansion opportunities

       o      Accessible, flexible and diverse markets

The Transportation Services (TS) businesses are cost effective and efficient conduits into the fast growing markets they serve and provide both a stable cash generation platform for OpCo and additional expansion opportunities. The TS commercial focus is to subscribe the majority of its existing capacity and future capacity expansion on a long-term, firm basis, thereby generating a consistent, reliable revenue stream and mitigating any cost recovery risk. The key components of the marketing strategy are the accessibility, flexibility and diversity of its markets, supplies and services, and the maintenance of a competitive cost of service through comprehensive cost control measures.

                                                                    CONFIDENTIAL


Transwestern's Red Rock and Mexico expansion projects and its system flexibility, which provides access to multiple markets (California, Southwest U.S.) and to multiple supply basins (San Juan, Permian and Rockies), place it in an excellent strategic position for both near and long-term growth opportunities.

Management expects FGT's Phase V and VI expansion projects, currently under construction, to provide stable and predictable cash flows and earnings growth for the next five years because the capacity for the projects is subject to firm commitments. Beyond this period, FGT's access to multiple gas supply areas, its extensive pipeline network within the State of Florida and the growth in the demand for additional gas-fired electric generation in Florida should provide for additional expansion opportunities.

On-going consolidation in the midstream sector should provide Northern Border Partners with asset acquisition opportunities that are complementary to its existing business mix and should allow the partnership to achieve greater operating economies of scale.

Internationally, the Transredes, GTB and TBG pipelines have long-term firm transportation contracts in place that provide for inherent growth in earnings and cash flow. Execution of the related expansions on a timely and cost effective basis are substantially all that is needed to deliver this growth. Transredes operates the only liquids transport system in Bolivia and it is unlikely that any competing system can be developed economically in the near term. GTB and TBG are positioned to capture most of the natural gas volumes that are produced from Bolivia for sale to Brazil. Lastly, future growth of the market for natural gas is likely in the State of Mato Grosso, and the GasMat and GasBol pipeline segments have uncommitted capacity available to serve this growth.

Power Distribution

       Power Distribution builds on solid foundations in franchise service areas:

       o      Safe, efficient, cost effective and reliable operations

       o      Organic growth potential

       o      Strong customer relationships


OpCo plans to efficiently run its Power Distribution business, aggressively manage power supply costs and take advantage of organic growth potential. Through these operations, OpCo plans to be a low cost leader with regulatory and industry experience in the power distribution sector. In addition to the strategy of the business unit as a whole, both Portland General Group (PGG) and Elektro have asset-specific strategies.

PGG focuses on being customer-centric through safe, efficient, cost effective and reliable operations. This allows PGG to continue to receive fair regulatory treatment in the rate setting process and earn its Oregon Public Utility Commission (OPUC) authorized rate of return on regulated assets, currently set at 10.5%. In addition, PGG expects to utilize its long-standing customer relationships and strong brand name to enter into new business ventures. PGG will focus first on its local service territory, and then branch out to surrounding areas in Washington and California. PGG is expected to benefit as demand increases and opportunities present themselves through non-regulated operations. Currently, PGG is working to expand its energy efficiency, energy services and infrastructure services business lines.

                                                                    CONFIDENTIAL


Elektro's primary strategy is cost leadership and the strengthening of its brand with continuous focus on customer service and high standards in power quality. This strategy supports the ability of Elektro's management team to influence the regulatory framework and to allow a reasonable return on assets in the periodic rate review mechanism.

As the unregulated power market develops in Brazil, Elektro will be in a prominent position to explore opportunities by utilizing its energy marketing skills. Moreover, Elektro has been successful in delivering a wide range of services to its customer base, which can be easily replicated in a competitive market. Other opportunities are also possible through ancillary services, such as technology and telecommunications, which will complement Elektro's core activities.

Generation and Production

       Generation and Production applies regionally focused strategies in high growth unregulated markets:

       o      Leading competitive position in select fast growing markets

       o      OpCo asset base creates opportunities

       o      Significant organic growth potential


With a focus on the efficient operation of its assets in power generation and natural gas supply, Generation and Production (GP) will combine its core competencies, market knowledge, and organic growth opportunities to maintain a leading competitive position in fast growing regions in which it currently operates. Management believes that Generation and Production can maintain a strong competitive position in its markets and grow revenues in those markets by continued ownership and operation of its existing generation facilities, continued development of its existing portfolio of sites and further penetration of those regional markets through offering additional services.

This strategy is based upon offering a portfolio of three product lines across regionally focused domestic and international markets.


                Generation and Production Product Lines by Region

PRINCIPAL REGION                                  PRODUCT LINES
------------------------------------------------- ----------------------------------------------------------
North American -                                  o        Intrastate Pipelines and Production
Gulf Coast/ South East                            o        Power Generation
                                                  o        Other
------------------------------------------------- ----------------------------------------------------------
North American - West Coast                       o        Power Generation
------------------------------------------------- ----------------------------------------------------------
South America                                     o        Power Generation
------------------------------------------------- ----------------------------------------------------------
Central America                                   o        Power Generation
------------------------------------------------- ----------------------------------------------------------

                                                                    CONFIDENTIAL


Through understanding specific market attributes within a region, both domestically and internationally, Generation and Production has historically succeeded at identifying regions that are likely to face either electricity constraints or surplus. Management believes there is a significant economic benefit to continue leveraging this "skill set" to identify future development opportunities. The Generation and Production segment will focus on continued operation of existing generation facilities and redeploying cash flow from these assets into its current portfolio of development sites to expand its generation capacity from 4,800 MWs in 2002 to over 9,500 MWs by 2006. Philosophically, Generation and Production will maintain an ownership interest through the construction phase of a generation facility when an attractive market is identified and developed, and a long-term Power Purchase Agreement ("PPA") can be secured.


                   HISTORICAL AND PROJECTED GENERATION GROWTH
                                     (MWs)

   1999     2000     2001     2002     2003     2004     2005     2006
   ----     ----     ----     ----     ----     ----     ----     ----
  4,200    4,800    4,800    4,800    4,800    5,400    7,000    9,600





Established generation facilities produce a reliable source of cash flow due to long-term PPAs, which support the economic viability of these assets. As the markets in which these assets are located continue to develop and expand, Generation and Production should be in an advantageous position to understand the daily, weekly, monthly, and annual fluctuations in these regions. Through the collection and analysis of this information, both short-term and long-term regional strategies can be assembled based on the potential volatility and resulting opportunities or risks that are forecasted for each respective market.

                                                                    CONFIDENTIAL

SUMMARY COMBINED PRO FORMA FINANCIAL DATA
(Millions of Dollars)

The summary combined pro forma financial data set forth below should be read in conjunction with the "Combined Pro Forma Financial Statement Information" section of this business plan.


                                   1999        2000        2001        2002        2003        2004        2005        2006
                                 --------    --------    --------    --------    --------    --------    --------    --------

Statement of Income Data
  Revenues                        2,052.7     2,326.8     2,657.0     3,161.0     3,253.2     3,509.1     3,765.4     3,931.4
  Cost of Sales                     765.6       842.4     1,110.7     1,561.1     1,441.4     1,621.3     1,785.8     1,895.2
  Gross Margin                    1,287.1     1,484.4     1,546.4     1,599.9     1,811.8     1,887.8     1,979.5     2,036.2
  Operating Expenses                855.8       917.8     1,078.3     1,092.1     1,171.2     1,221.3     1,249.8     1,259.6
  Other Income                      153.4       164.4       150.0       114.7       226.4       325.3       360.1       406.7
  EBITDA                            852.8     1,039.1       970.2     1,022.3     1,345.2     1,492.7     1,604.5     1,692.2
  Net Income                        314.8       379.8       252.5       242.9       352.2       450.0       502.6       562.6

Cash Flow Data
  Operating Cash Flow               290.0       866.5     1,074.6       717.4       897.7       948.8       982.9     1,044.2
  Equity Earnings of
    Unconsolidated Affiliates,      (43.5)      (89.3)      (62.5)      (27.8)      (29.5)       (6.9)      (25.3)      (42.4)
  net of dividends received
  Capital Expenditures             (418.1)     (497.6)     (526.6)     (461.0)     (410.2)     (495.4)     (472.8)     (422.9)
  Equity Investments               (112.7)     (448.2)     (152.1)     (111.1)       (2.2)       (1.2)      (92.6)     (186.3)

Balance Sheet Data
  Cash and Equivalents               31.6       166.8       114.3       452.4       945.5     1,479.1     1,941.5     2,261.3
  Working Capital                   351.0       715.6      (151.5)      620.1     1,094.1     1,649.4     2,111.4     2,420.2
  Total Assets                    7,712.5     8,769.2     9,910.6    10,048.4    10,362.4    10,813.8    11,306.5    11,726.8
  Long-Term Debt                  1,131.3     1,460.8     2,151.8     2,420.1     2,404.0     2,429.7     2,403.2     2,207.1
  Total Shareholders' Equity      3,808.6     4,184.6     3,990.6     4,707.3     5,052.2     5,504.5     6,007.7     6,569.8


Note:

Earnings before interest, income taxes, depreciation and amortization, or "EBITDA," is presented because the Company believes that EBITDA may provide additional information about its ability to meet its future requirements for debt service, capital expenditures and working capital. It is not a measure of operating results, but is derived from the Company's combined pro forma financial statements and is not presented in OpCo's combined pro forma financial statements. EBITDA should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles, or ("GAAP"), in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, OpCo's EBITDA may not be comparable with other companies' EBITDA. The Company defines EBITDA by simply taking EBIT as presented in its combined pro forma financial statements and adding back depreciation and amortization, also as reflected in its combined pro forma financial statements. EBITDA amounts include non-cash equity earnings from unconsolidated affiliates and exclude cash dividends received from unconsolidated affiliates. Debt of unconsolidated affiliates is not presented in the combined pro forma financial data. See the "Basis of Presentation" section for debt of unconsolidated affiliates.

                                                                    CONFIDENTIAL


ORGANIZATIONAL STRUCTURE

The following summarizes OpCo's anticipated organizational structure. For information about the current management team, see "Appendix B - Management Team."



                                          OPCO BOARD OF DIRECTORS

                                              OPCO MANAGEMENT


TRANSPORTATION        POWER          GENERATION AND         FINANCE &                       CORPORATE
   SERVICES        DISTRIBUTION        PRODUCTION        ADMINISTRATION      LEGAL        COMMUNICATIONS


Corporate Governance

       Enron's management proposes governance designed to safeguard creditors:

       o      Creditors' Committee would approve OpCo's board of directors

       o      Predominantly independent board of directors

       o      Opportunity for exemplary corporate governance


Management of Enron anticipates proposing that the Unsecured Creditors' Committee approve the Company's board of directors, the majority of which are expected to be independent candidates. The new OpCo board of directors will have the opportunity to establish an exemplary corporate governance policy as it relates not only to its board of directors and their oversight of the Company, but also in regard to its policies and procedures concerning outside auditors, advisors, counsel and corporate ethics.

                                                                    CONFIDENTIAL


COMBINED PRO FORMA CAPITALIZATION

       Key points regarding OpCo's capitalization:

       o      Sound capital structure required for operations

       o      Investment grade credit rating

       o Debt of unconsolidated affiliates not in combined pro forma financials


The Company believes a strong capital structure is necessary to reassure regulators, partners, customers and other stakeholders, and will provide an immediate differentiation versus less financially sound competitors. It is anticipated that OpCo would garner an investment grade credit rating based on the base case pro forma capitalization shown below. The following table sets forth the Company's base case pro forma capitalization as of December 31, 2001 and assumes no corporate level debt is outstanding.

The information in this table should be read together with the "Combined Pro Forma Financial Information" section of this business plan.

                                                                       COMBINED
                                                                   PRO FORMA AS OF
                                                                  DECEMBER 31, 2001
                                                                 ------------------
                                                                    (MILLIONS OF
                                                                       DOLLARS)

Short-Term Obligations                                           $              942
                                                                 ==================

Long-Term Debt(4)                                                             2,152

Minority Interests                                                              586

Company-Obligated Preferred Securities of Subsidiaries                           98

Shareholders' Equity:
     Preferred Stock (1)                                                         29
     Common Stock                                                             2,775
     Retained Earnings                                                        1,254
     Accumulated Other Comprehensive Income (2)                                (750)
     Restricted Stock & Other (3)                                               683
                                                                 ------------------
     Total Shareholders' Equity                                               3,991
                                                                 ------------------

Total Capitalization (Excluding Short-Term Obligations)          $            6,827
                                                                 ==================

NOTES:

(1) Preferred Stock primarily relates to preferred stock of Portland General Electric. The common stock of PGE is expected to be wholly-owned by OpCo, in which event PGE will be consolidated into the OpCo financial statements.

                                                                    CONFIDENTIAL



(2) Accumulated Other Comprehensive Income ("AOCI") is primarily comprised of cumulative translation adjustment (or "CTA") for Elektro and other international assets. Note that the total AOCI balance reflects the historical carryover basis attributable to the assets comprising OpCo's businesses.

(3) Restricted Stock & Other is comprised of restricted stock of Transwestern, which is expected to be wholly-owned and consolidated by OpCo, and the equity impacts of certain pro forma adjustments as more fully described in the "Basis of Presentation" section.

(4) Represents subsidiary level debt. No long-term debt is assumed at the OpCo parent level. See "Basis of Presentation" section for debt of unconsolidated subsidiaries, which is not presented in the combined pro forma capitalization.

                                                                    CONFIDENTIAL


SECTION III - COMBINED PRO FORMA FINANCIAL INFORMATION

BASIS OF PRESENTATION

       Assumptions underlying the basis of financial statement presentation include:

       o      Book and tax basis carryover

       o      Few assets come from structured finance vehicles

       o      Capital structure and uses of cash to be determined

       o      Net 2002 corporate overhead of $23.3 million


The following provides a discussion of the presentation of historical and projected combined pro forma financial information for OpCo, and each of its three business units, for the years ending 1999 through 2006:

Basis

       o OpCo has assumed predecessor carryover basis rather than purchase accounting (i.e. fair value)

       o Pro forma adjustments reverse the historical effects of the following:

              -      Goodwill

              -      Bankruptcy related items

              -      Corporate overhead

       o Tax effects have been pushed down to assets from the previous holding company reporting entities

       o Certain of the assets included in OpCo's historical and projected financial statements are wholly or partially held through existing structured finance vehicles. Historical and projected pro forma financial estimates assume that these assets are not encumbered in structured finance vehicles. The unwind and resolution of these structures may affect the financial results presented. The following lists the assets currently in structured finance vehicles that are assumed to be included in OpCo's financial results:

              -      CGAS Inc.

              -      Centragas

              -      ECP Trutta Swap

              -      Eletrobolt

              - Mariner Exploration, inclusive of certain debt held by structured vehicles, which was assumed to be restructured to a lower interest coupon.

              -      Northern Border Partners (certain L.P. Interests)

                                                                    CONFIDENTIAL


       o OpCo assumes that it (or a subsidiary) acquires certain receivables (principal plus accrued interest) held by Enron or its affiliates and payable by unconsolidated subsidiaries of OpCo by issuing equity. The following provides a listing of such receivables:

              - Enron Netherlands receivable from Cuiaba EPE and Cuiaba Gasmat ($195.0 million and $101.0 million, respectively)

              - Enron Development Corp. receivables from EcoElectrica ($19.3 million)

              - Enron Power Holdings CV receivable from Trakya Electrik ($11.8 million)

       o Cash balances on hand at the formation of OpCo and net cash flow thereafter is assumed to accumulate during the projection period. Management expects to assess and recommend an appropriate capital structure for OpCo. As a result of this assessment, assumptions concerning cash available at formation, development and project financing strategies, capital expenditures and other uses of cash, which are presently incorporated into the projections, are likely to change.

Consolidation

       o OpCo consolidates investments in investees in which OpCo maintains more than 50% of the voting control of the investees and reflects minority ownership interests accordingly.

       o OpCo uses the equity method to account for investments in investees in which OpCo does not maintain more than 50% of the voting control (directly or indirectly) of the investees.

Intercompany Balances

       o Intercompany account balances as of December 31, 2001 between consolidated OpCo subsidiaries and Enron and its affiliates have been netted and reclassified as equity of OpCo. The methodology ultimately used in the formation of OpCo may result in a different treatment of intercompany account balances, requiring adjustments to the presentation assumed in the combined pro forma financial statements.

       o Intercompany activities among companies within OpCo have been eliminated in the historical and projected combined pro forma financial statements.

Cash Management

       o      Cash management will be performed at the OpCo level; therefore,
              (1) excess cash balances from entities that are available for distribution are shown as advances to OpCo with a corresponding intercompany asset balance reflected on the entity's balance sheet and (2) cash requirements for entities are provided by OpCo with a corresponding liability reflected on the entity's balance sheet. The advance balance is reflected in other current liabilities as either a positive or negative liability. The net advance account eliminates in combination.

       o Some entities, such as those that are regulated, reflect cash distributions to OpCo as dividends for financial reporting purposes rather than intercompany advances.

       o Debt requirements for certain project developments will be financed on a non-recourse basis. The cash proceeds and corresponding borrowings are shown at the investment level and, depending on the accounting method (i.e. consolidation or equity method), may or may not be shown on the face of the financial statements for OpCo.

                                                                    CONFIDENTIAL


Corporate Overhead

       o Corporate overhead is included in the "Operating Expense" line item of the income statement. Actual corporate overhead attributable to historical periods was materially in excess of expected overhead for OpCo. Accordingly, historical overhead has been eliminated from the income statement and replaced by an amount equal to estimated 2002 corporate overhead of $23.3 million, which is net of overhead billable to third parties.

       o Corporate overhead includes the following cost components not directly attributable to the business units:

              -      Corporate legal

              -      Corporate risk assessment

              -      Corporate finance and treasury

              -      Corporate development

              -      Corporate accounting and tax

              -      Corporate information technology

              -      Corporate public relations

              -      Executive compensation

              -      Security

              -      Human resources and benefits

       o Additional assumptions regarding corporate overhead include the following:

              - Projections do not include bonus or additional incentive compensation

              - Projections do not include the potential cost to move to a new office facility

              - OpCo utilizes existing hardware currently owned by Enron to support its operations

              - Overhead cost components are escalated at rates generally ranging between three and six percent.

General Tax Assumptions

       Consolidation

       o OpCo files a consolidated U.S. federal tax return that includes each domestic corporation in which it owns at least 80% of the vote and value. Separate tax returns will be filed for corporations owned less than 80%.

       o Taxes are computed at the U.S. federal statutory tax rate of 35%. OpCo's effective income tax rate, however, will be higher or lower due to certain differences (e.g. net state income taxes, foreign tax rate differentials, equity earnings, etc.).

       o The consolidated tax attributes of the Estate (e.g. net operating losses, AMT credits, etc.) are not transferred to OpCo.

       o In certain circumstances, however, OpCo is using net operating losses (e.g. Mariner Energy Inc., a deconsolidated corporation prior to its transfer to OpCo). The utilization of such losses is limited under the SRLY rules. Additional limitations may be necessary due to a future change in control of OpCo under Internal Revenue Code Section 382.

       o The transfers of assets to OpCo are tax-free, resulting in carryover tax basis (i.e. no "step-up"). Further, it is assumed that the Enron Estate debt discharge will not result in any reduction of OpCo tax attributes.

                                                                    CONFIDENTIAL


     International

       o OpCo will not be able to claim foreign tax credits. Current U.S. tax at 37% (i.e. U.S. federal tax at 35% plus 2% for state tax, net of the federal benefit) is provided on actual dividends, and deemed dividends (under Subpart F), to the U.S. from foreign subsidiaries.

       o OpCo is not adopting a policy of long-term reinvestment of its foreign earnings (under APB 23); therefore, deferred U.S. tax at 37% is provided on the unremitted book earnings of its foreign subsidiaries.

              - Where applicable, foreign withholding tax that would be due on the unremitted earnings when paid out as dividends has been accrued.

       o The transfers of the foreign subsidiaries to OpCo will occur in such a way that existing loss carry forwards will not be limited under applicable foreign tax law.

              - A full valuation allowance, however, has been provided for deferred tax assets relating to losses of foreign subsidiaries that have not made profits during the three historical years presented.

       State

       o State taxes are accrued at rates up to 8.5% (or up to 5.5%, net of the federal benefit), where applicable.

              -      It is assumed unitary returns are filed wherever possible.

       o No State tax attributes are assumed to follow the transfers of assets to OpCo.

                                                                    CONFIDENTIAL


Method of Accounting

The following table depicts the accounting method for each of OpCo's assets.

                                              OPCO
                    ASSET                   OWNERSHIP                    ACCOUNTING METHOD
----------------------------------------- -------------- --------------------------------------------------
TRANSPORTATION SERVICES
TRANSWESTERN PIPELINE COMPANY                  100%                          CONSOLIDATED
CITRUS CORP.                                    50%                          EQUITY METHOD
NORTHERN BORDER PARTNERS, L.P.                   9%                          EQUITY METHOD
GAS TRANSBOLIVIANO S.A. ("GTB")                 30%                          EQUITY METHOD
TRANSPORTADORA BRASILEIRA GASODUTO               7%                           COST METHOD
BOLIVIA-BRAZIL S.A. ("TBG")
TRANSREDES S.A.                                 25%                          EQUITY METHOD
CENTRAGAS                                       50%                          EQUITY METHOD
GASBOL                                          50%                          EQUITY METHOD
GASMAT                                          56%                           CONSOLIDATED
ACCROVEN                                        49%                          EQUITY METHOD
VENGAS                                          97%                           CONSOLIDATED

----------------------------------------- -------------- --------------------------------------------------

----------------------------------------- -------------- --------------------------------------------------
POWER DISTRIBUTION
PORTLAND GENERAL ELECTRIC                       100%                          CONSOLIDATED
ELEKTRO                                         76%                           CONSOLIDATED
----------------------------------------- -------------- --------------------------------------------------

----------------------------------------- -------------- --------------------------------------------------
PRODUCTION AND GENERATION
BAHIA LAS MINAS                                 51%                           CONSOLIDATED
EMPRESA ENERGETICA DE CORINTO                   35%                          EQUITY METHOD
PUERTO QUETZAL POWER                            38%                          EQUITY METHOD
SMITH ENRON COGENERATION LP                     85%                          EQUITY METHOD
CUIABa EPE                                      72%                           CONSOLIDATED
ELETROBOLT PROJECT                              100%                          CONSOLIDATED
RIOGEN PROJECT                                  100%                          CONSOLIDATED
ECOELECTRICA                                    48%                          EQUITY METHOD
TRAKYA                                          28%                          EQUITY METHOD
EASTERN US POWER PLANT DEVELOPMENT              100%                          CONSOLIDATED
WESTERN US POWER PLANT DEVELOPMENT              100%                          CONSOLIDATED
SITHE                                           40%                          EQUITY METHOD
EAST COAST POWER                                100%         INVESTMENT IN DEBT SECURITIES & PRICE RISK
                                                                             MANAGEMENT
WIND                                            42%                          EQUITY METHOD
MARINER ENERGY LLC                              96%                           CONSOLIDATED
UPSTREAM MERCHANT E&P ASSETS                  VARIOUS                        EQUITY METHOD
CGAS                                            100%                          CONSOLIDATED
BRIDGELINE                                      40%                          EQUITY METHOD
TBS                                             73%                           CONSOLIDATED
SCG                                             100%                          CONSOLIDATED
MEGS                                            100%                          CONSOLIDATED
TRANSPORTATION & STORAGE AGREEMENTS             100%                          CONSOLIDATED
CITRUS TRADING                                  50%                          EQUITY METHOD
HOUSTON PIPELINE COMPANY                        N/A                           NOT INCLUDED
BAHAMAS TO FLORIDA TERMINAL & PIPELINE          100%                          CONSOLIDATED
TANKER CHARTER                                  N/A                         OPERATING LEASE
ELBA ISLAND - VAPORIZATION CAPACITY             N/A                           NOT INCLUDED
PUERTO RICO - MARKETING                         N/A                           NOT INCLUDED
COMPRESSION SERVICES                            100%                          CONSOLIDATED
HANOVER MEASUREMENT SERVICES                   47.5%                         EQUITY METHOD
STADACONA                                       100%                          CONSOLIDATED
----------------------------------------- -------------- --------------------------------------------------

                                                                    CONFIDENTIAL


COMBINED PRO FORMA FINANCIAL STATEMENTS

The following combined pro forma financial statements should be read in conjunction with "Basis of Presentation", "Management's Discussion and Analysis", "Appendix A - Projection Assumptions and Combining Pro Forma Financial Statements" and "Risk Factors" sections of this business plan.

Combined Pro Forma Income Statement
(Millions of Dollars)


                                                1999       2000       2001      2002       2003       2004       2005       2006
                                              --------   --------   --------  --------   --------   --------   --------   --------

OPERATING REVENUES
  Natural Gas and Other Products                 205.7      298.3      564.1     590.3      662.4      816.9      946.0      990.6
  Electricity                                  1,698.9    1,858.9    1,909.5   2,380.3    2,379.0    2,467.3    2,572.3    2,673.8
  Transportation                                 142.5      151.2      167.5     163.1      185.8      191.7      216.4      231.7
  Other                                            5.6       18.4       16.0      27.3       26.0       33.2       30.7       35.3
                                              --------   --------   --------  --------   --------   --------   --------   --------
    Total Revenues                             2,052.7    2,326.8    2,657.0   3,161.0    3,253.2    3,509.1    3,765.4    3,931.4

COST OF SALES
  Cost of Natural Gas and Other Products          56.7       68.0      209.3     246.6      253.2      338.8      420.6      430.3
  Cost of Electricity                            706.8      764.5      889.3   1,307.5    1,178.0    1,269.5    1,349.7    1,448.3
  Cost of Transportation                           2.0        9.9       12.0       7.0       10.2       13.1       15.6       16.6
                                              --------   --------   --------  --------   --------   --------   --------   --------
    Total Cost of Sales                          765.6      842.4    1,110.7   1,561.1    1,441.4    1,621.3    1,785.8    1,895.2

GROSS MARGIN                                   1,287.1    1,484.4    1,546.4   1,599.9    1,811.8    1,887.8    1,979.5    2,036.2

OPERATING EXPENSES
  Operating Expenses                             506.5      523.1      619.8     589.6      590.3      616.9      628.8      641.8
  Depreciation, depletion & amortization         268.1      308.1      352.2     399.7      478.3      500.9      514.6      509.0
  Impairment of long lived assets                   --         --        5.9        --         --         --         --         --
  Taxes other than income                         81.2       86.6       85.0      91.7       91.5       92.4       95.2       97.7
                                              --------   --------   --------  --------   --------   --------   --------   --------
    Total                                        855.8      917.8    1,078.3   1,092.1    1,171.2    1,221.3    1,249.8    1,259.6

OPERATING INCOME                                 431.4      566.6      468.1     507.9      640.5      666.5      729.8      776.6

Other Income (Deductions)
  Equity earnings in unconsolidated
    subsidiaries                                  34.0      107.0       85.2     147.7      171.8      208.7      237.1      291.5
  Gain (Loss) on sale of assets                   (1.3)      (1.2)       2.1        --       29.9       53.9       54.5       41.4
  Interest Income                                 45.4       37.5       27.6      62.5       74.0       76.7       75.0       77.4
  Other Income, net                               75.2       21.1       35.1     (95.5)     (49.4)     (14.1)      (6.4)      (3.6)
                                              --------   --------   --------  --------   --------   --------   --------   --------
    Total                                        153.4      164.4      150.0     114.7      226.4      325.3      360.1      406.7

INCOME BEFORE INTEREST, MINORITY
  INTEREST & TAXES                               584.8      731.0      618.0     622.6      866.9      991.8    1,089.9    1,183.2

Interest Expense
  Interest expense and related charges, net      171.5      117.9      172.5     187.1      201.1      190.2      195.6      194.8
  Interco interest expense/(income) -
    Capital Charge                                 0.4        5.0        5.9      (0.2)       2.5        4.0        5.0        5.5
  Dividends on company-obligated preferred
    securities of subsidiaries                      --        5.5        7.8       7.5        7.2        6.8        6.4        5.8
  Minority Interest                               36.3       37.8       21.9     (12.9)       4.5        4.7       10.4       14.1
                                              --------   --------   --------  --------   --------   --------   --------   --------
    Total                                        208.2      166.2      208.2     181.5      215.2      205.7      217.4      220.2

Preferred Dividends                                2.0        2.0        2.3       2.3        2.0        1.9        1.8        1.7
                                              --------   --------   --------  --------   --------   --------   --------   --------

INCOME BEFORE INCOME TAXES                       374.6      562.8      407.6     438.8      649.6      784.2      870.6      961.3

Income Taxes
  Payable currently                              114.2      156.2       80.8     147.2      238.3      298.7      339.7      360.1
  Payment deferred                               (54.5)      26.9       85.2      48.6       59.1       35.5       28.4       38.6
                                              --------   --------   --------  --------   --------   --------   --------   --------
    Total                                         59.7      183.0      166.0     195.8      297.4      334.2      368.1      398.7

NET INCOME (BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGES)                         314.8      379.8      241.5     242.9      352.2      450.0      502.6      562.6

Cumulative Effect of Accounting Changes             --         --       11.0        --         --         --         --         --
                                              --------   --------   --------  --------   --------   --------   --------   --------

NET INCOME                                       314.8      379.8      252.5     242.9      352.2      450.0      502.6      562.6
                                              ========   ========   ========  ========   ========   ========   ========   ========


Note:  Columns may not foot due to immaterial rounding of numbers.

                                                                    CONFIDENTIAL


Combined Pro Forma Balance Sheet
(Millions of Dollars)


                                                1999       2000       2001       2002       2003       2004       2005       2006
                                              --------   --------   --------   --------   --------   --------   --------   --------

ASSETS
  CURRENT ASSETS
    Cash and Cash Equivalents                     31.6      166.8      114.3      452.4      945.5    1,479.1    1,941.5    2,261.3
    Trade Receivables (net of allowance
        for doubtful accounts)                   320.8      288.6      584.1      564.0      544.6      563.4      583.5      600.9
    Other Receivables                            538.1      852.6      347.7      236.7      222.6      217.5      208.3      198.5
    Assets from Price Risk Management               --      279.0      170.0       43.8       44.9       49.0       53.0       57.0
    Inventories                                   48.5       43.0       91.8       89.2       84.4       84.6       85.2       86.0
    Deposits                                       0.5        0.4       90.1        1.1        1.1        1.1        1.1        1.1
    Other                                        360.9      302.8      479.7      476.0      444.8      391.7      376.4      365.3
                                              --------   --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT ASSETS                         1,300.4    1,933.2    1,877.7    1,863.1    2,287.9    2,786.4    3,249.0    3,570.0

  INVESTMENTS AND OTHER ASSETS
    Investments in and advances to
        unconsolidated equity affiliates       1,133.4    1,613.7    1,637.7    1,794.7    1,830.8    1,857.8    1,982.3    2,217.3
    Assets from Price Risk Management               --         --         --      144.3      121.0       91.9       56.1       12.3
    Goodwill                                        --         --      172.6      172.6      172.6      172.6      172.6      172.6
    Other                                      1,162.2    1,003.6    1,364.9    1,280.7    1,206.7    1,165.1    1,120.3    1,117.5
                                              --------   --------   --------   --------   --------   --------   --------   --------
  TOTAL INVESTMENTS AND OTHER ASSETS           2,295.6    2,617.3    3,175.2    3,392.3    3,331.1    3,287.5    3,331.4    3,519.8

  PROPERTY, PLANT AND EQUIPMENT
    Natural Gas Transmission                     923.0      958.2    1,050.4    1,098.7    1,113.1    1,218.9    1,297.0    1,317.5
    Electric Generation and Distribution       4,441.5    4,530.3    5,080.4    5,242.9    5,415.1    5,606.3    5,803.7    6,004.3
    Exploration and Production                   434.4      532.0      641.7      689.6      793.9      934.4    1,082.7    1,226.2
    Construction in Progress                     171.2      232.2      183.7      205.6      237.8      204.2      199.2      201.3
    Other                                          6.6       37.0      625.7      646.8      665.1      674.8      684.6      693.1
                                              --------   --------   --------   --------   --------   --------   --------   --------
  TOTAL PROPERTY, PLANT AND EQUIPMENT          5,976.7    6,289.7    7,581.8    7,883.6    8,224.9    8,638.6    9,067.3    9,442.4

    Less accumulated depreciation,
        depletion and amortization             1,860.3    2,071.0    2,724.1    3,090.5    3,481.6    3,898.6    4,341.1    4,805.4
                                              --------   --------   --------   --------   --------   --------   --------   --------
  NET PROPERTY PLANT AND EQUIPMENT             4,116.4    4,218.7    4,857.8    4,793.1    4,743.4    4,739.9    4,726.1    4,637.1
                                              --------   --------   --------   --------   --------   --------   --------   --------
  TOTAL ASSETS                                 7,712.5    8,769.2    9,910.6   10,048.4   10,362.4   10,813.8   11,306.5   11,726.8
                                              ========   ========   ========   ========   ========   ========   ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY

  Current Liabilities
    Accounts Payable                             360.7      732.0      685.4      673.1      668.3      660.3      667.6      667.5
    Liabilities from Price Risk Management          --      266.0      196.0       11.0         --         --         --         --
    Short-term debt                              430.9       65.4      942.1      357.0      325.8      287.3      299.9      332.6
    Advances (to)/from OpCo                         --         --        0.0        0.1        0.1        0.4        0.4        0.2
    Other                                        157.8      154.1      205.6      201.8      199.5      189.0      169.8      149.5
                                              --------   --------   --------   --------   --------   --------   --------   --------
  Total Current Liabilities                      949.4    1,217.6    2,029.2    1,243.0    1,193.8    1,136.9    1,137.6    1,149.8

  Long-Term Debt                               1,131.3    1,460.8    2,151.8    2,420.1    2,404.0    2,429.7    2,403.2    2,207.1

  Deferred Credits and Other Liabilities
    Deferred Income Taxes                        707.0      817.2      542.1      565.3      627.2      672.5      706.0      750.0
    Liabilities from Price Risk Management          --         --         --         --         --         --         --         --
    Other                                        586.9      460.1      513.0      445.9      418.4      404.8      385.8      378.6
                                              --------   --------   --------   --------   --------   --------   --------   --------
  Total                                        1,293.9    1,277.4    1,055.1    1,011.2    1,045.7    1,077.3    1,091.7    1,128.5

  Minority Interests                             529.6      531.5      586.1      573.2      577.6      579.6      588.6      600.3

  Company-Obligated Preferred Securities
        of Subsidiaries                             --       97.5       97.5       94.0       88.5       85.1       77.0       70.7

SHAREHOLDERS' EQUITY
  Preferred Stock                                 30.0       30.0       28.5       27.0       25.5       24.0       22.5       21.0
  Common Stock                                 2,224.3    2,293.6    2,775.4    3,437.2    3,437.2    3,437.2    3,437.2    3,437.2
  Retained Earnings                            1,634.3    1,884.0    1,253.6    1,497.1    1,850.0    2,299.8    2,802.2    3,365.1
  Accumulated other comprehensive income        (529.0)    (625.3)    (749.7)    (913.5)    (978.8)  (1,005.7)  (1,031.6)  (1,056.5)
  Common Stock held in Treasury                     --         --         --         --         --         --         --         --
  Restricted Stock and Other                     449.0      602.3      682.8      659.4      718.3      749.1      777.3      803.0
                                              --------   --------   --------   --------   --------   --------   --------   --------
  Total Shareholders' Equity                   3,808.6    4,184.6    3,990.6    4,707.3    5,052.2    5,504.5    6,007.7    6,569.8
                                              --------   --------   --------   --------   --------   --------   --------   --------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   7,712.7    8,769.3    9,910.3   10,048.8   10,361.7   10,813.1   11,305.8   11,726.2
                                              ========   ========   ========   ========   ========   ========   ========   ========

Note:  Columns may not foot due to immaterial rounding of numbers.

                                                                    CONFIDENTIAL

Combined Pro Forma Statement of Cash Flows
(Millions of Dollars)


                                                1999       2000       2001       2002       2003       2004       2005       2006
                                              --------   --------   --------   --------   --------   --------   --------   --------

CASH FLOW FROM OPERATING ACTIVITIES
  NET INCOME                                     314.8      379.8      252.5      242.9      352.2      450.0      502.6      562.6
  Cumulative Effect of Accounting Changes           --         --      (11.0)        --         --         --         --         --
  Depreciation, depletion & amortization         268.1      308.1      352.2      399.7      478.3      500.9      514.6      509.0
  Impairment of long lived assets                   --         --        5.9         --         --         --         --         --
  Deferred income taxes                          (54.5)      26.9       85.2       48.6       59.1       35.5       28.4       38.6
  Gains on Sales of Non-merchant Assets            1.3        1.2       (2.5)        --      (29.9)     (53.9)     (54.5)     (41.4)
  Changes in components of working capital          --         --         --         --         --         --         --         --
    Receivables                                 (174.8)    (151.3)    (136.4)       2.1       39.4      (11.2)     (10.4)      (7.2)
    Inventories                                   (8.7)       9.8      (19.6)       0.6        3.1        0.1       (0.4)      (0.7)
    Payables                                     (67.4)     371.5     (148.3)      (2.9)       3.1      (11.9)       2.6        0.1
    Other                                        108.1     (114.5)    (187.4)      89.3       17.3       34.7        7.0       (7.3)
  Net Assets from Price Risk Management
    Activities                                      --      (13.0)      62.6        0.3       11.1       24.9       31.8       39.8
  Merchant Activities                               --         --         --         --         --         --         --         --
    Realized (Gains) / Losses on Sales              --        3.1       (0.1)        --         --         --         --         --
    Proceeds from Sales                             --         --         --         --         --         --         --         --
    Additions                                       --         --         --         --         --         --         --         --
    Unrealized (Gains)/ Losses                      --         --         --         --         --         --         --         --
  Equity Earnings of Unconsolidated
     Affiliates, net of dividends received       (43.5)     (89.3)     (62.5)     (27.8)     (29.5)      (6.9)     (25.3)     (42.4)
  Other Operating Activities                     (53.4)     134.3      883.9      (35.3)      (6.5)     (13.3)     (13.6)      (7.0)

CASH FROM OPERATING ACTIVITIES                   290.0      866.5    1,074.6      717.4      897.7      948.8      982.9    1,044.2
                                              --------   --------   --------   --------   --------   --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures                          (418.1)    (497.6)    (526.6)    (461.0)    (410.2)    (495.4)    (472.8)    (422.9)
  Equity Investments                            (112.7)    (448.2)    (152.1)    (111.1)      (2.2)      (1.2)     (92.6)    (186.3)
  Return of investment in unconsolidated
    affiliates                                      --       33.9        8.8         --         --         --         --         --
  Proceeds from Sale of Investments
    (non-merchant)                                 9.3       59.2      117.8       45.0       39.6       74.7       61.7       48.3
  Acquisition of Subsidiary Stock                   --         --         --         --         --         --         --         --
  Cash paid for Business Acquisitions               --         --     (343.3)        --         --         --         --         --
  Other Investing Activity                      (106.7)    (147.4)      43.0      (31.3)     (15.0)      (9.3)     (18.4)      (5.5)
                                              --------   --------   --------   --------   --------   --------   --------   --------

  CASH FLOWS FROM INVESTING ACTIVITIES          (628.3)  (1,000.2)    (852.4)    (558.4)    (387.8)    (431.2)    (522.2)    (566.4)
                                              --------   --------   --------   --------   --------   --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of Long-term Debt                     233.3      462.8    1,337.5      755.4      248.4       85.5       68.6       69.1
  (Repayment) of Long-term Debt                 (174.9)    (139.7)    (685.5)    (143.7)    (292.0)     (59.8)     (95.1)    (265.2)
  Net Increase (Decrease) in Short-term
    Borrowings                                   146.3     (315.7)     737.6     (585.1)     (30.8)     (38.5)      12.6       33.6
  Net Issuance (Redemption) of company-
    obligated pref securities of subs.              --         --         --         --         --         --      (11.2)     (18.2)
  Issuance of Common Stock                       101.2       59.4       56.7       19.5         --         --         --         --
  Net Advance Activity with OpCo                    --         --       (0.0)      (0.0)      (0.0)       0.0       (0.0)       0.0
  Dividends Paid                                 (94.0)    (134.4)    (963.1)      (0.2)      (0.2)      (0.2)      (0.2)      (0.3)
  Net (acquisition) disposition of
    Treasury Stock                                  --         --         --         --         --         --         --         --
  Other Financing Activity                       119.8      336.7     (757.8)     133.6       57.6       29.4       26.8       23.3
                                              --------   --------   --------   --------   --------   --------   --------   --------

  CASH FLOWS FROM FINANCING ACTIVITIES           331.8      269.1     (274.5)     179.5      (16.9)      16.5        1.4     (157.7)
                                              --------   --------   --------   --------   --------   --------   --------   --------

NET CASH FLOW (After Financing Activities)        (6.6)     135.3      (52.2)     338.5      493.0      534.1      462.2      320.1
                                              --------   --------   --------   --------   --------   --------   --------   --------

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                 31.6      166.8      114.3      452.4      945.5    1,479.1    1,941.5
                                                         ========   ========   ========   ========   ========   ========   ========
CASH AND CASH EQUIVALENTS, END OF YEAR                      166.8      114.3      452.4      945.5    1,479.1    1,941.5    2,261.3
                                                         ========   ========   ========   ========   ========   ========   ========

Note:  Columns may not foot due to immaterial rounding of numbers.

                                                                    CONFIDENTIAL
EQUITY INVESTMENTS - SUPPLEMENTAL INFORMATION

       Principal financial metrics applicable to unconsolidated affiliates for the year ending December 31, 2002 are:

       o      Net income        $0.23 billion

       o      EBITDA            $1.41 billion

       o      Debt              $6.29 billion


The following table depicts the pro forma financial information for each of the assets that OpCo accounts for using the equity method of accounting. EBITDA, Net Income and Total Debt of each individual OpCo asset reflect 100% of the relevant investee financials. The amount actually included in OpCo financials for these assets are as follows:

o Income Statement: Ownership percentage multiplied by net income, plus 100% of any fees or interest paid directly from the asset to OpCo for operations/management services or intercompany debt service.

o Balance Sheet: Investment in assets included in "Investments in and advances to unconsolidated equity affiliates." No debt in unconsolidated equity affiliates is included in the OpCo financial statements. Additional investments by OpCo into these assets increase the balance sheet account, while dividends received reduce the amount on the balance sheet.

o Cash Flow Statement: Equity earnings, net of actual cash dividends received, are deducted from OpCo net income to arrive at cash from operating activities. Additional investment in these assets are shown as a negative amount in Cash Flows from Investing Activities.

                     ** CONFIDENTIAL INFORMATION OMITTED **

                                                                    CONFIDENTIAL


MANAGEMENT'S DISCUSSION AND ANALYSIS

       The following discussion should be read in conjunction with "Basis of Presentation", "Appendix A - Projection Assumptions and Combining Pro Forma Financial Statements" and "Risk Factors" sections of this business plan.

       The following review of the results of operations and financial condition of OpCo and its subsidiaries and affiliates should be read in conjunction with the Combined Pro Forma Financial Statements.

       OpCo's business is divided into the three segments: Transportation Services, Power Distribution and Generation and Production. A more detailed discussion of segment results of operations and financial condition can be found in the "Management's Discussion & Analysis of Financial Condition & Results of Operations" section of each of the respective segment business plans.

       Transportation Services. Transportation Services primarily consists of OpCo's natural gas pipelines consisting of Transwestern Pipeline Company (Transwestern), OpCo's 50% interest in Citrus, that in turn owns Florida Gas Transmission Company (FGT), OpCo's approximately 9% interest in Northern Border Partners, L.P. (Northern Border Partners), OpCo's 25% interest in Transredes S.A. and an interest in Gas TransBoliviano S.A.
       (GTB) and Transportadora Brasilera Gasoduto Bolivia-Brasil S.A. (TGB), which together comprise the Boliva to Brazil Pipeline (BBPL).

       Power Distribution. Power Distribution consists of Portland General Electric (PGE) and Elektro. These electric utilities provide power to residential, commercial and industrial customers within each company's franchise service area.

       Generation and Production. Generation and Production consists of OpCo's investments in independent power generation, gas production and related services. Generation and Production is a business that focuses on niche market opportunities in the Americas (North, Central and South America).

       RESULTS OF OPERATIONS

       CONSOLIDATED NET INCOME. OpCo's net income for 2001 was $252.5 million compared to $379.8 million in 2000 and $314.8 million in 1999. The reasons for these changes are described in the discussion below.

       OPERATING REVENUES. Total Revenues increased by $330.2 million and $274.1 million to $2.66 billion and $2.33 billion for the years ending December 31, 2001 and 2000, respectively. The increase in revenue in 2001 as compared to 2000 primarily relates to the acquisition of a newsprint mill in North America in March 2001 (Stadacona) and higher realized prices on energy sales that were partially offset by devaluations in the Brazilian Real and the Venezuelan Bolivar. The increase in revenue in 2000 as compared 1999 primarily relates to an increase in tariff rates for Elektro, an increase in electricity prices and increased demand from consumers in Portland General's service area and increased production and realized sales prices related to natural gas production.

       COST AND EXPENSES. Total Costs and Expenses increased by $268.3 and $76.8 million to $1.11 billion and $.84 billion for the years ending December 31, 2001 and 2000, respectively. The increase in cost and expenses in 2001 as compared to 2000 was primarily due to the acquisition of Stadacona as well as higher commodity prices related to PGE. These increases were partially offset by Elektro's deferral of power costs and the decline of the Brazilian Real. The increase in cost and expenses in 2000 as compared to 1999 was primarily due to increased natural gas production costs, increased electricity production costs at two international power plants and legal encumbrances and higher cost of electricity related to Elektro.

                                                                    CONFIDENTIAL


OPERATING EXPENSES. Total Operating Expenses increased by $160.5 and $62.0 million to $1.08 billion and $0.92 billion for the years ending December 31, 2001 and 2000, respectively. The increase in operating expenses in 2001 as compared to 2000 was primarily due to the acquisition of Stadacona and higher energy efficiency expenditures and customer support activities related to PGE. The increase in cost and expenses in 2000 as compared to 1999 was primarily due to increased administrative, customer support and fixed plan and delivery system costs related to PGE along with operations beginning at peaking power plants in 1999 and 2000. Operating expense increases in 2000 were offset as a result Elektro's non-recurring reversal of certain accounts payable accruals in 2000.

OTHER INCOME (DEDUCTIONS). Other Income (Deductions) decreased by $14.4 million to $150.0 million during 2001 and increased by $11.0 million to $164.4 million during 2000. The decrease in other income (deductions) in 2001 as compared to 2000 is primarily due to lower equity in earnings of unconsolidated affiliates related to power plant investments in Puerto Rico (EcoElectrica) and Turkey (Trakya), upstream oil and gas development investments and lower earnings from OpCo's interest in Citrus. These amounts were partially offset by foreign currency fluctuations related to Elektro. The increase in other income (deductions) in 2000 as compared to 1999 was primarily due to increased equity in earnings of unconsolidated equity affiliates as a result of a one-time distribution from the investment in EcoElectrica in excess of OpCo's investment basis, increased earnings from upstream oil and gas development investments and lower financing costs related to OpCo's interest in Citrus. These increases were partially offset by foreign currency fluctuations related to Elektro.

CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES. Cash Flows from Operating Activities increased $208.1 million and $576.5 million to $1,074.6.0 million and $866.5 million for the years ending December 31, 2001 and 2000, respectively. The increase in Cash Flows From Operating Activities for 2001 was primarily due to Transwestern's reduction in a receivable from Enron that was offset by a dividend paid to Enron. The receivable reduction had no effect to net income since it was reflected as a reduction of Enron's equity in Transwestern. These amounts were partially offset by PGE's change in margin deposit requirements related to energy trading activities, deferral of retail power costs for future collection from customers and other working capital changes. The increase in Cash Flows From Operating Activities for 2000 was primarily due to higher net income, faster collection time of receivable balances and PGE's change in margin deposit requirements related to energy trading activities.

CASH FLOWS USED IN INVESTING ACTIVITIES. Cash Flows Used In Investing Activities decreased by $147.8 million in 2001 to $852.4 million and increased by $371.9 million in 2000 to $1.0 billion. The decrease in Cash Flows Used In Investing Activities in 2001 is primarily the result of a decrease in the amount invested in unconsolidated equity affiliates as compared to 2000, along with Mariner's sale of oil and gas properties. These amounts were partially offset by OpCo's acquisition of Stadacona. The increase in Cash Flows Used in Investing Activities in 2000 is primarily related to increased capital expenditures and additional investments in unconsolidated equity affiliates including EcoElectrica and an investment in Bridgeline.

CASH FLOWS FROM FINANCING ACTIVITIES. Cash Flows From Financing Activities decreased by $543.6 million and $62.7 million to ($274.5) million and $269.1 million in 2001 and 2000, respectively. The decrease in Cash Flows From Financing Activities in 2001 is primarily related to an amount reflected by Transwestern as a dividend paid to OpCo resulting from a reduction in a receivable from Enron, which was partially offset by net issuances of short term and long term borrowings. The decrease in Cash Flows From Financing Activities in 2000 is primarily the result of a decrease in the amount of short-term borrowings by PGE.

                                                                    CONFIDENTIAL


SECTION IV - LITIGATION

       Litigation attributable to OpCo should be manageable:

       o      Litigation relating to Enron collapse expected to stay with Estate

       o Ordinary course litigation not expected to have a materially adverse effect on OpCo

Various of the entities that will be owned directly or indirectly by OpCo are defendants or parties in various lawsuits, and are subject to a variety of claims that have arisen in the ordinary course of their businesses. While the results of all such litigation and claims cannot be predicted with certainty, management believes that the entities have adequate defenses, insurance coverage or recourse to third parties such that it does not believe that these matters, individually or in the aggregate, will have a material adverse effect on the results of operations or the consolidated financial position of OpCo.

SECTION V - RISK FACTORS

The reader should carefully consider the risks described below for each of the Company's segments as well as those related to the Company's businesses generally. The businesses may also be adversely affected by risks and uncertainties not presently known or that the Company currently believes to be immaterial.

RISK FACTORS RELATED TO ENRON BANKRUPTCY

       Several risk factors arise from, or are made worse by the bankruptcy:

       o The Section 363 sale process will not eliminate operational or joint and several liabilities

       o      OpCo's success depends on separating reputationally from Enron

       o Creditors or partners may attempt to take control of certain OpCo operations

       o Brazilian regulators could impose conditions or revoke authorizations and/or concessions.

       o Assets in financing structures may not successfully be transferred to OpCo.

THE SECTION 363 SALE PROCESS WILL NOT ELIMINATE OPERATIONAL LIABILITIES OR JOINT AND SEVERAL LIABILITY FOR ENRON TAX RETURNS AND CERTAIN EMPLOYEE BENEFITS.

                                                                    CONFIDENTIAL



By obtaining a Section 363 order from the bankruptcy court, the sale of the OpCo businesses can be made "free and clear" of many liabilities relating to the Enron Estate. However, given that the OpCo transactions will be effected as stock sales, liabilities relating to the OpCo companies themselves will not be eliminated or reduced. In addition, certain of the OpCo companies will remain liable for any Enron consolidated tax return liabilities for years in which they were members of the relevant consolidated reporting group. Management does not believe that such tax liabilities, if any, will have a material adverse effect on OpCo. Certain of the OpCo companies will also retain liabilities relating to Enron's Cash Balance Plan, an employee retirement plan. If the Cash Balance Plan terminates in 2002, the estimated underfunding liability ranges between $85 million and $100 million. The failure to pay required minimum funding contributions, or termination liability, can result in fines and liens applicable jointly and severally to each member of the Enron control group for ERISA purposes (including among others, PGE and Transwestern). The potential for such fines and liens could have a material adverse effect on OpCo. The liabilities described above would also be applicable to buyers of the stock of individual OpCo companies in a liquidation context.

THE SUCCESS OF OPCO AS A GOING CONCERN WILL DEPEND ON ITS ABILITY TO SEPARATE REPUTATIONALLY FROM ENRON.

The OpCo businesses are currently impaired in their ability to deal with partners, suppliers, customers and regulators due to the liquidity issues and reputational cloud resulting from the Enron collapse. Management believes that the ability to show these parties an OpCo investment grade credit rating and balance sheet will facilitate the ability of the OpCo businesses to continue as successful enterprises. Any failure to obtain an investment grade rating will materially and adversely affect these efforts. In addition, there can be no assurance that counterparties and regulators will be adequately comforted to accept OpCo - which will initially be under common control with Enron - as a new and truly independent entity. Similarly, OpCo's ability eventually to become a publicly traded entity and/or raise outside equity will be impaired if the market and applicable regulatory authorities do not accept OpCo as a separate entity.

CREDITORS OR PARTNERS MAY ATTEMPT TO TAKE CONTROL OF CERTAIN OPCO OPERATIONS.

Several OpCo businesses are currently encumbered by credit facilities or other indebtedness, some of which are in default. **Confidential Information Omitted**

Certain other OpCo businesses are subject to partner agreements granting such partner a "right of first refusal" or consent on the transfer of Enron's interest, or, in certain cases, the ability to purchase Enron's interest or take over operations in the event of a "change in control." The most significant affected businesses include Citrus and Cuiaba (among others). The OpCo transactions are not intended to trigger these partner rights while OpCo remains under common control with Enron. However, there can be no assurance that partners will not attempt to challenge the OpCo transactions. Such rights of first refusal, consents and change in control provisions will clearly be triggered in the event of a sale of the affected OpCo businesses to a third party not affiliated with Enron, in a liquidation or otherwise, unless negotiations with applicable partners can be successfully completed.

                                                                    CONFIDENTIAL



BRAZILIAN REGULATORS COULD IMPOSE CONDITIONS ON BRAZILIAN ENTITIES OR REVOKE AUTHORIZATIONS AND/OR CONCESSIONS.

It is anticipated that OpCo will have significant operations in Brazil, with 2002 revenues constituting approximately 25% of OpCo's revenues on a consolidated basis. Brazilian regulatory authorities in the gas and electricity sectors impose significant regulations and have significant authority over the Brazilian entities that will be included in OpCo's business. Maintenance of technical and operational capacity with respect to these Brazilian entities is required under the terms of concessions and/or authorizations granted by the applicable Brazilian governmental authority. The failure of these Brazilian entities to maintain the requirements of the granted concessions and/or authorizations could result in fines, impairment of the concession or revocation of the concession by the applicable Brazilian governmental authority. **Confidential Information Omitted** The revocation of the relevant concessions and authorizations in Brazil would have a material adverse effect on OpCo and the ability to sell such operations to a third party in a liquidation or otherwise. Management further believes that extended operation of these assets in the chapter 11 process will also increase the likelihood of regulatory intervention that could have a material adverse effect on the Enron Estate.

SEVERAL OF OPCO'S BUSINESSES HELD, IN WHOLE OR IN PART, IN FINANCING STRUCTURES FORMED BY ENRON AND ITS AFFILIATES, MAY NOT SUCCESSFULLY BE TRANSFERRED TO OPCO.

Certain of OpCo's business are held, in whole or in part, by or through one or more financing structures formed by Enron and its affiliates. The financing structures raised capital through both private and public issuances of debt and equity. The financing structures generally used the capital raised by them to acquire debt and equity interests in various businesses and assets owned by Enron and its subsidiaries.

Any sale or other disposition of an OpCo business in which a financing structure holds a debt or equity interest may be subject to various rights in favor of the investors in the structure, including:

       o      security interests in the assets held by the structure;

       o the right to prevent dispositions of many of the assets for less than the structure's purchase price of the asset minus any return on capital;

       o upon the occurrence of specified events of default, the right to foreclose on interests held by the structure and cause the liquidation and sale of the assets held by the structure; and,

       o upon the occurrence of specified events of default, the right to terminate management rights held by Enron and its subsidiaries in respect of many of the assets held by the structures.

                                                                    CONFIDENTIAL



As a result of Enron's bankruptcy and related events, many of the debt and equity investments in the financing structures are in default. OpCo's ability to acquire any of the interests held by or through a structure may be subject to the rights described above. Accordingly, some or all of the OpCo businesses held in financing structures, including those reflected in the financial statements contained herein, may not ultimately be sold to OpCo. In management's opinion, the inability to include these businesses would not materially impact the financial condition or overall strategy of OpCo.

RISK FACTORS RELATED TO THE COMPANY'S BUSINESSES GENERALLY

       General risk factors include:

       o      International operations pose additional risks

       o Historical financial results may not be representative of results as a separate company.

       o      The Company needs access to the capital markets

       o      The Company must attract and retain qualified personnel

       o Business growth requires the Company to capitalize on market opportunities

       o Certain OpCo businesses are subject to significant rights of third party partners and investors.

THE COMPANY'S OPERATIONS OUTSIDE OF THE UNITED STATES EXPOSE IT TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, LABOR SUPPLY AND LABOR RELATIONS. THESE RISKS MAY DELAY OR REDUCE THE COMPANY'S REALIZATION OF VALUE FROM ITS INTERNATIONAL OPERATIONS.

The Company currently has numerous gas and power operations across South and Central America and a power generation facility in Turkey. These assets are particularly concentrated in Brazil, which represents approximately 25% of projected 2002 total Company revenues. The Company's strategy includes (1) potential expansion around its regional asset base in Central and South America and (2) potential acquisition of additional energy assets in these locations. Owning energy assets in foreign jurisdictions subjects the Company to significant political and financial risks that vary by country, including:

       o changes in foreign laws and regulations, including tax laws and industry regulations;

       o changes in U.S. laws and regulations, including tax laws and regulations, related to foreign operations;

       o      changes in general economic conditions affecting each country;

       o      fluctuations in inflation;

       o actions by government regulators in response to political and industry pressures;

       o changes in government policies or personnel; and, o changes in labor supply and labor relations.

                                                                    CONFIDENTIAL



The occurrence of any of these events could substantially reduce the value of the impacted businesses or assets. In certain countries where the Company has operations, government regulators have substantial discretion to impose conditions and reduce or revoke concessions and/or authorizations granted in the gas and electricity sectors. Enron's bankruptcy and related events could adversely impact these concessions and result in the imposition of restrictions or the revocation of concessions and/or authorizations in these jurisdictions. The Company is also subject to foreign currency risks, which can arise for certain of its foreign assets. While the Company does frequently monitor its exposure to foreign currencies, it does not completely hedge its foreign currency exposure.

THE COMPANY'S HISTORICAL COMBINED PRO FORMA FINANCIAL RESULTS MAY NOT BE REPRESENTATIVE OF ITS RESULTS AS A SEPARATE COMPANY.

The historical combined pro forma financial information the Company has included in this business plan does not necessarily reflect what its financial position, results of operations and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. The Company's costs and expenses reflect only certain charges from Enron for centralized corporate services and infrastructure costs including:

       o      finance, accounting and cash management;

       o      information technology;

       o      payroll and employee benefits; and,

       o      insurance

These pro forma allocations have been determined based on what the Company and Enron considered to be reasonable reflections of the utilization of services provided to the Company or for the benefits received by it. The historical financial information is not necessarily indicative of what OpCo's results of operations, financial position and cash flows will be in the future. The Company may experience significant changes in its cost structure, funding and operations as a result of the separation from the Enron Estate, including increased costs associated with reduced economies of scale as a stand-alone company.

THE COMPANY MUST HAVE ACCESS TO THE CAPITAL MARKETS TO EXECUTE ITS BUSINESS STRATEGY.

Part of the Company's business strategy includes refinancings and building businesses that will allow it to pursue its focused, regional growth strategy with the optimal capital structure. Tightened credit markets or more expensive capital could impair the Company's ability to grow. Credit and capital markets can be impacted by company-specific, industry-wide, and general market events and conditions. Along with the conditions of the market, the Company believes a strong, investment grade credit rating for the Company will be a critical factor impacting its ability to access the capital markets cost effectively.

IF THE COMPANY FAILS TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, THE COMPANY'S BUSINESS WILL BE NEGATIVELY EFFECTED.

The Company will depend to a significant degree on the intellectual capital of its employees. Their knowledge of the energy markets and their skills and experience are a crucial element to the success of its business activities. Qualified personnel are in great demand throughout the energy industry, and if OpCo fails to attract and retain qualified personnel, the business will be adversely affected.

                                                                    CONFIDENTIAL



IF THE COMPANY DOES NOT CAPITALIZE ON MARKET OPPORTUNITIES, IT MAY NOT BE ABLE TO GROW ITS BUSINESS.

The Company believes that, to grow its business, it must capitalize on market opportunities. These market opportunities are expected to arise around the Company's existing regional asset base, both in terms of reinvestment opportunities as well as strategic acquisitions. If any of the Company's efforts to capitalize on market opportunities fails, if the Company fails to pursue any market opportunities or if any of the Company's key regions fails to develop further, the growth of the Company could be impaired.

OPCO WILL NOT CONTROL CERTAIN OF ITS BUSINESSES THAT ARE SUBJECT TO THE RIGHTS OF THIRD PARTY PARTNERS AND INVESTORS.

Most of OpCo's businesses are not wholly owned by OpCo. With respect to its non-wholly owned businesses, OpCo's ability to operate or control these businesses may be constrained by the rights of third party partners and investors (for example, OpCo may not be permitted to cause these businesses to pay dividends to OpCo). In addition, OpCo holds less than a majority interest in certain investments -- most notably Citrus (50%), Transredes (25%), GTB (30%) and TBG (7%), among others. This lack of majority control creates the risk that OpCo will not be able to cause these ventures to operate in a manner that implements OpCo's business plan. In fact, the partners in these ventures could cause the venture to operate in a manner that does not maximize value to OpCo, within the constraints imposed by applicable partnership agreements and law.

FOR ADDITIONAL RISK FACTORS APPLICABLE TO THE SPECIFIC SEGMENTS OF THE COMPANY, PLEASE REFER TO THE INDIVIDUAL SEGMENT PLANS. ALSO SEE "APPENDIX C - OPCO
Section 363 TRANSFER PLAN" FOR A DISCUSSION OF THE COMPLEXITIES INHERENT IN THE FORMATION OF OPCO.